 As filed with the Securities and Exchange Commission on August 12, 1999

                                                     Registration No. 333-82949
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 ------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                               KeraVision, Inc.
            (Exact name of registrant as specified in its charter)

        Delaware                     3851                    77-0328942
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
     jurisdiction of      Classification Code Number)    Identification No.)
    incorporation or
      organization)

                              48630 Milmont Drive
                           Fremont, California 94538
                                (510) 353-3000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ------------

                               Thomas M. Loarie
                Chairman, President and Chief Executive Officer
                               KeraVision, Inc.
                              48630 Milmont Drive
                           Fremont, California 94538
                                (510) 353-3000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 ------------

                 Please send copies of all communications to:
         Michael W. Hall, Esq.                  Peter Lillevand, Esq.
        Laura I. Bushnell, Esq.                  Brett Cooper, Esq.
           Latham & Watkins              Orrick, Herrington & Sutcliffe LLP
        135 Commonwealth Drive                   400 Sansome Street
     Menlo Park, California 94025          San Francisco, California 94111
            (650) 328-4600                         (415) 392-1122

  Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                 ------------

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the registration statement filed with the SEC relating to these securities is + +effective. This prospectus is not an offer to sell these securities or our + +solicitation of your offer to buy these securities in any jurisdiction where +
+that would not be permitted or legal.                                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION--DATED AUGUST 12, 1999

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--------------------------------------------------------------------------------

Prospectus
      , 1999

                              [LOGO OF KERAVISION]

                        4,000,000 Shares of Common Stock

--------------------------------------------------------------------------------

KeraVision:                  The Offering:

 . KeraVision is develop-     . KeraVision is offering 4,000,000 shares.
  ing a new category of
  non-laser vision cor-
  rection products for       . The underwriters have an option to purchase an
  the treatment of common      additional 600,000 shares from KeraVision to
  vision disorders, in-        cover over-allotments.
  cluding myopia (near-
  sightedness), hyperopia
  (farsightedness) and       . There is an existing market for our shares. On
  astigmatism, to offer        August 11, 1999, the last reported sale price
  an alternative to eye-       of our common stock was $16.81 per share.
  glasses, contact lenses
  and other vision cor-      . Closing:       , 1999
  rection surgical proce-
  dures. Our first prod-
  uct, Intacs(TM) corneal
  ring segments, has been
  approved by the FDA for
  correcting mild myopia.

 . KeraVision, Inc.
  48630 Milmont Drive
  Fremont, California 94538
  (510) 353-3000
  www.keravision.com

 . Nasdaq Symbol: KERA

    -----------------------------------------------

                              Per Share    Total
    --------------------------------------------
     Public offering price:   $              $
     Underwriting fees:
     Proceeds to KeraVision:
    --------------------------------------------

 Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
             Dain Rauscher Wessels
               a division of Dain Rauscher Incorporated

                      Prudential Vector Healthcare Group

                                 a unit of Prudential Securities

                                                                       SG Cowen

             The undersigned is facilitating Internet distribution.
                                 DLJdirect Inc.

[Picture of an Intacs(TM) corneal ring segment held on a fingertip]

Intacs(TM) are made from a transparent polymer that has been widely used in intraocular lenses since 1952.

[Bar chart showing the percentages of patients who achieved vision of 20/40 or better, 20/25 or better, 20/20 or better and 20/16 or better, following the Intacs procedure]

53% of KeraVision patients achieved vision of 20/16, 20/12 or 20/10 as measured at month 12 following Intacs insertion.

[Picture of our Intacs(TM) logo]

Intacs(TM) is the first consumer branded vision correction surgery product.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   1

Risk Factors.............................................................   5

Use of Proceeds..........................................................  12

Dividend Policy..........................................................  12

Price Range of Common Stock..............................................  13

Capitalization...........................................................  14

Dilution.................................................................  15

Selected Consolidated Financial Data.....................................  16

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17

                                                                            Page
Business...................................................................  21

Management.................................................................  36

Principal Stockholders.....................................................  39

Description of Capital Stock...............................................  41

Underwriting...............................................................  45

Legal Matters..............................................................  47

Experts....................................................................  47

Where You Can Find More Information........................................  48


Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

  This summary highlights information from this prospectus. To fully understand this offering and its consequences to you, you should also read the more detailed information and consolidated financial statements contained in this prospectus and in the documents that we incorporate by reference into this prospectus. Unless otherwise indicated, all information in this prospectus assumes no exercise of the over-allotment option to purchase additional shares of common stock granted to the underwriters. In this prospectus we will refer to KeraVision, Inc. as "KeraVision," "we," "our" and "us."

                                   KeraVision

 Business

  KeraVision is developing a new category of non-laser vision correction products for the treatment of common vision disorders, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, to offer an alternative to eyeglasses, contact lenses and other vision correction surgical procedures. Our first product, Intacs(TM) corneal ring segments, based on our proprietary patented technology, has been approved by the FDA for correcting mild myopia. Intacs corneal ring segments are the first surgical vision correction technology to be approved by the FDA that is designed to permanently correct a patient's vision while providing the option of removability. Intacs corneal ring segments are composed of two thin half-circles of polymer material that are inserted into the periphery of the cornea to reshape the curvature of the cornea to correct vision. The polymer material has been used in intraocular lenses to treat patients with cataracts since 1952. The Intacs insertion process is a simple outpatient procedure that typically can be performed in 15 minutes or less. KeraVision believes that the Intacs corneal ring segment technology is the first technology specifically designed to surgically treat patients with low degrees of nearsightedness, a group estimated at approximately 20 million people in the U.S. KeraVision is currently developing other potential products to treat other vision correction disorders including higher and lower levels of nearsightedness, as well as farsightedness and astigmatism.

 Recent Developments

  Latest Financial Results. On July 15, 1999, we announced that our net sales for the three months ended June 30, 1999 were $3.9 million compared to net sales of $112,000 for the comparable 1998 period. This increase primarily reflected purchases of instruments used to perform the procedure for the placement of Intacs by the initial group of surgeons who participated in Intacs training courses during the second quarter of 1999.

  FDA Approval and Clinical Results. On April 9, 1999, KeraVision obtained FDA approval to distribute and sell Intacs corneal ring segments in the United States for the treatment of mild myopia in the range of -1.0 to -3.0 diopters in patients who are 21 years of age or older, who have a stable refraction and who have up to +1.0 diopter of astigmatism. Results from the clinical trials of Intacs corneal ring segments indicate that 97% of the patients achieved vision of 20/40 or better, the vision standard in most U.S. states for receiving a driver's license without the need for corrective lenses. More significantly, 74% of the patients achieved vision of 20/20 or better and 53% achieved vision of 20/16 or better as measured at 12 months following Intacs placement.

  Surgeon Training. As of August 6, 1999 we have trained 319 surgeons to perform the procedure for the placement of Intacs. In addition, KeraVision has established sites to train surgeons in Atlanta, Houston, Kansas City, Minneapolis, San Diego and Santa Monica.

  Distribution Partnerships and Salesforce Expansion. In April 1999, we entered into purchase and distribution agreements with three eye care services companies that focus on surgical vision correction, including Laser Vision Centers, Inc., one of the largest providers of vision correction surgery in the U.S., as well as NovaMed Eyecare, Inc. and ARIS Vision, Inc. Under these agreements, these companies have agreed to purchase Intacs and related instrumentation. There are approximately 600 surgeons located throughout the U.S. who are affiliated with these companies. In addition, since the beginning of 1999 we have hired 11 direct sales representatives and four manufacturers' representatives, significantly expanding our salesforce capabilities.

  Additions to Management. John Galantic, recently employed by KeraVision, has agreed to accept the position of Chief Operating Officer of KeraVision pending his election to this position by our board of directors. In addition, Steven M. Henderson has agreed to accept the position of Vice President, Sales.

  New Product Development. In April 1997, KeraVision began a clinical trial outside the United States using Intacs technology for the treatment of hyperopia. With encouraging initial results obtained from 52 patient eyes in the initial trial, we have initiated a second clinical trial at several European clinical sites. As of June 30, 1999, 25 additional patient eyes were enrolled in this expanded study.

 Industry Background

  The surgical vision correction market has experienced rapid growth since the introduction of the first laser technology for vision correction in the late 1980's. The majority of this growth is attributable to the introduction of the laser in-situ keratomileusis, or LASIK, procedure in 1996. LASIK involves cutting and peeling back a thin layer of corneal tissue, allowing the surgeon to apply laser pulses directly to the exposed cornea. The laser pulses permanently remove corneal tissue to alter the shape of the cornea and correct the patient's vision. As a result of the significantly reduced pain and visual recovery period associated with this procedure relative to previously introduced surgical vision correction procedures, the market for refractive surgery has increased dramatically. The number of surgical vision correction procedures in the United States has grown from approximately 108,000 procedures in 1996 to approximately 450,000 procedures in 1998. Furthermore, industry sources project that the number of surgical vision correction procedures performed in 1999 will more than double to approximately 950,000. At a typical price of $2,100 per procedure, based on industry estimates consumers will spend nearly $2 billion in 1999 on vision correction surgery.

 Intacs Technology

  We have positioned our Intacs technology to address the growing market for refractive surgery by offering an alternative to laser-based vision correction. While laser-based technologies require the permanent removal of corneal tissue, Intacs can be removed if desired. Patients' refractions return to preoperative levels by three months following removal, in most instances. We believe that the Intacs technology offers several potential benefits to patients including:

  . long-term, convenient vision correction with predictable results

  . rapid visual recovery

  . a simple, minimally invasive outpatient procedure with minimal post-operative pain in most cases

  . easy to remove and replace in an outpatient procedure.

 Strategy

  We intend to commercialize our Intacs technology for the treatment of common vision problems on a world-wide basis with an initial concentration on the U.S. market for mild myopia. We began the U.S. product launch of Intacs for mild myopia following FDA approval in April of this year. The product roll-out tactics include the training of ophthalmic surgeons and monitoring of the initial procedures performed by these surgeons, the integration of Intacs into the practices of these surgeons, including office staff training and optometrist outreach programs, and a public relations program to increase consumer awareness of Intacs. The first marketing efforts are focused around the ophthalmic surgeon and optometrist, to be followed later by additional consumer awareness programs.

  We are currently developing additional products based on our Intacs technology platform to address other common vision problems, including expanded ranges of myopia, myopia with higher levels of astigmatism, hyperopia, and pure astigmatism. By using advanced development methods, including computer simulations and tissue lab research, our strategy is to broaden our knowledge, to continue to expand our patent coverage and to commence clinical trials with the best designs possible to achieve commercialization.

  Our principal executive offices are located at:

                                KeraVision, Inc.
                              48630 Milmont Drive
                           Fremont, California 94538
                                 (510) 353-3000
                               www.keravision.com

  Our website is not part of this prospectus. KeraVision, Intacs, the KeraVision and Intacs logos and keravision.com are registered trademarks or trademarks of KeraVision, Inc., in the U.S. and in foreign countries. (C)1999 KeraVision, Inc. All rights reserved.

                                  The Offering

 Common stock offered by KeraVision..................  4,000,000 shares

 Common stock to be outstanding after this offering.. 18,078,476 shares

 Use of proceeds..................................... We intend to use the net proceeds of this offering
                                                      for the expansion of our
                                                      sales force and marketing
                                                      effort associated with
                                                      the U.S. launch of
                                                      Intacs, the continued
                                                      development and clinical
                                                      testing of additional
                                                      products based on our
                                                      Intacs technology, the
                                                      prepayment of short-term
                                                      debt and for working
                                                      capital and general
                                                      corporate purposes.

 Dividend policy..................................... We intend to retain any future earnings and we do
                                                      not anticipate paying
                                                      dividends on our common
                                                      stock in the foreseeable
                                                      future.

 Risk factors........................................ For a discussion of certain considerations
                                                      relevant to an investment
                                                      in our common stock, see
                                                      "Risk Factors."

 Nasdaq National Market symbol....................... KERA

  The number of shares of common stock to be outstanding after this offering is based on the 14,078,476 shares outstanding at June 30, 1999 and the 4,000,000 shares of common stock being sold by us in this offering and excludes:

  . 1,579,778 shares of common stock issuable upon exercise of options outstanding at June 30, 1999 at a weighted average exercise price of $7.43 per share and 2,268,719 shares reserved for future grants under our stock option plans;

  . 55,492 shares of common stock issuable upon exercise of a warrant held by a financial institution with an exercise price of $10.81 per share;

  . 2,122,856 shares issuable upon conversion of the shares of Series B preferred stock outstanding as of June 30, 1999; and

  . any shares of common stock that may be sold by us to the underwriters pursuant to the over-allotment option.

                      Summary Consolidated Financial Data

  In the table below, we provide you with summary historical financial data of KeraVision, Inc. We have prepared this information using the consolidated financial statements of KeraVision, Inc. for the three years ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999. The financial statements for the three years ended December 31, 1998 have been audited. The financial statements for the six-month periods ended June 30, 1998 and 1999 have not been audited.

  When you read this summary historical financial data, it is important that you read it along with the historical financial statements and related notes in our annual and interim financial statements included and incorporated by reference in this prospectus, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                            Six Months Ended
                               Year Ended December 31,          June 30,
                              ----------------------------  ------------------
                                1996      1997      1998      1998      1999
                                 (in thousands, except per share data)
Statement of Operations Data
Net sales...................  $    137  $    355  $    835  $    264  $  4,381
Costs and expenses:
 Cost of sales and
  manufacturing expenses....       319     3,701     4,386     1,949     4,615
 Research and development...    10,888    10,774    11,356     6,016     4,201
 Selling, general and
  administrative............     3,930     6,405     9,693     3,652     8,171
                              --------  --------  --------  --------  --------
Total costs and expenses....    15,137    20,880    25,435    11,617    16,987
                              --------  --------  --------  --------  --------
Loss from operations........   (15,000)  (20,525)  (24,600)  (11,353)  (12,606)
Interest income (expense)
 and other, net.............     2,121     1,129       563       179      (315)
                              --------  --------  --------  --------  --------
Net loss....................  $(12,879) $(19,396) $(24,037) $(11,174) $(12,921)
                              ========  ========  ========  ========  ========
Net loss applicable to
 common stockholders........  $(12,879) $(19,396) $(27,414) $(13,785) $(13,697)
                              ========  ========  ========  ========  ========
Basic and diluted net loss
 per share applicable to
 common stockholders........  $  (1.04) $  (1.55) $  (2.16) $  (1.09) $  (1.05)
                              ========  ========  ========  ========  ========
Shares used in calculation
 of net loss per share......    12,342    12,528    12,686    12,655    13,088

                                                            June 30, 1999
                                           December 31, ----------------------
                                               1998      Actual    As Adjusted
                                                     (in thousands)
Balance Sheet Data
Cash, cash equivalents and available-for-
 sale investments.........................   $  7,728   $   8,330   $  51,260
Working capital...........................      4,915         504      47,858
Total assets..............................     11,184      13,544      56,474
Short-term debt...........................         --       4,424          --
Capital lease obligations, noncurrent.....        821         666         666
Series B redeemable convertible preferred
 stock....................................     17,489      18,265      18,265
Accumulated deficit.......................    (90,092)   (103,789)   (104,665)
Total stockholders' equity (net capital
 deficiency)..............................    (11,447)    (15,984)     31,370

  The as adjusted amounts reflect the issuance by KeraVision of 4,000,000 shares at an assumed offering price of $13.00 per share and the application of the net proceeds from this offering.

                                  RISK FACTORS

  You should carefully consider the following risk factors in evaluating whether to participate in this offering. You should also consider these risk factors in conjunction with the other information included or incorporated by reference in this prospectus. They could materially and adversely affect our financial condition and results of operation. They could cause the trading price of our stock to decline, and you might lose all or part of your investment.

  These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our stock.

KeraVision is incurring operating losses which may result in a substantial reduction over time of the value of KeraVision shares you purchase in this offering.

  KeraVision has generated only limited revenues to date and has experienced significant operating losses every year since its inception in 1986. We expect to continue to experience increasing expenses as we expand our sales and marketing efforts, and we expect to continue to incur substantial operating losses until sufficient revenues can be generated to offset these expenses. We cannot predict the amount of our future operating losses or the length of time required for us to achieve and sustain profitability.

KeraVision may not be able to execute its business plan if a significant amount of capital is not available to it in the near future.

  KeraVision will be required to commit substantial resources to establish production, marketing and sales capabilities to successfully commercialize Intacs. In addition, KeraVision will be required to commit additional resources to conducting the research and development, clinical studies and regulatory activities necessary to bring additional products to market. We currently anticipate that cash from operations and the net proceeds from this offering will be sufficient to fund KeraVision's operations at least through December 31, 2001.

  If this offering is not completed, we will be required to seek other sources for funding, and we cannot assure you that other sources of funding will be available when needed or available on terms favorable to KeraVision. If we fail to obtain sufficient funds, we may need to delay, scale back or eliminate some or all of our sales and marketing efforts, research and product development programs, clinical studies or regulatory activities or license third parties to commercialize products or technologies that we would otherwise seek to develop. Such actions would adversely affect our business and financial condition.

KeraVision needs market acceptance of Intacs corneal ring segments and other products to be successful.

  KeraVision's future performance depends upon the degree of market acceptance of Intacs for correction of myopia, and on KeraVision's ability to successfully manufacture, market, deliver and support Intacs. We cannot assure you that Intacs corneal ring segments or any future product that KeraVision develops will achieve or maintain acceptance in their target markets. To be successful, Intacs corneal ring segments will have to be accepted by ophthalmic surgeons as well as by patients. Until recently, KeraVision has sold its product primarily in Canada, France and Germany and generated only limited revenues. KeraVision has recently begun the sale of Intacs corneal ring segments in the United States. Many surgeons have already invested significant time and resources in developing expertise in other corrective ophthalmic surgical techniques and may be unwilling to devote the time and resources necessary to incorporate the procedure for Intacs placement into their practices.

  We intend to market our products to people whose vision can be corrected with eyeglasses or contact lenses. We cannot assure you that these persons will elect to undergo surgical insertion of Intacs when nonsurgical vision-correction alternatives are available. KeraVision believes that the inability of some patients to afford the procedure and the psychological aversion of some patients to refractive surgery may further limit the potential market for Intacs. The extent of, and rate at which, Intacs corneal ring segments and our future products achieve market acceptance and penetration is a function of many variables including price, safety, efficacy, reliability and sales and marketing efforts.

We have limited sales and marketing experience and may not be able to successfully sell or market our products.

  We have only sold products in the United States since April 1999, in Canada since mid-1998 and in Europe since late 1996 and to date have generated only limited revenues. We recently entered into several distribution agreements and also plan to sell and market our products through a direct sales force. To successfully market and sell our products, we will need to develop a sales force which has established relationships with surgeons and which has consumer marketing skills. We will need significant resources to recruit and retain skilled sales management, direct sales persons and distributors. To the extent that KeraVision has established or enters into distribution arrangements for the sale of its products, KeraVision is and will be dependent on the efforts of third parties. We cannot assure you that our sales and marketing efforts will be successful.

KeraVision has limited manufacturing experience and may be unable to develop commercial-scale manufacturing capabilities.

  To be successful, we must manufacture our products and potential products in commercial quantities in compliance with regulatory requirements at acceptable costs. At the present time, we have limited manufacturing experience and capabilities. We cannot assure you that KeraVision will be able to develop commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities. Production of commercial-scale quantities will involve technical challenges for us. As we establish our own commercial-scale manufacturing capability for Intacs corneal ring segments, we could incur significant scale-up expenses including the need to expand our facilities and hire additional personnel. We may seek collaborative arrangements with other companies to manufacture products and potential products, including Intacs corneal ring segments. If we are dependent upon third parties for the manufacture of our products, our profit margins and ability to develop and deliver such products on a timely basis may be adversely affected. Moreover, we cannot assure you that such third parties will adequately perform, and any failures by these parties may impair our ability to deliver products on a timely basis or otherwise impair our competitive position.

KeraVision may not be able to obtain additional regulatory approvals or maintain current approvals, which could delay the sale and distribution of current and future products and adversely affect our revenues.

  The research, manufacture, sale and distribution of medical devices, including KeraVision's current and planned products, is subject to regulations imposed by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Securing regulatory approval for KeraVision's additional products and new uses of existing products may entail a lengthy, expensive and uncertain process involving, for example, submission to the FDA of extensive clinical data and other supporting information. Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either "510(k) clearance" or "PMA approval" in advance from the FDA pursuant to the Federal Food, Drug, and Cosmetic Act. The current PMA approval for Intacs is limited to mild myopia. A separate PMA approval or PMA supplement approval supported by clinical data will be required to expand the indications for use of Intacs to new ranges of myopia, and to hyperopia and astigmatism.

  To generate revenue growth, KeraVision must continue to develop, obtain regulatory approval for, and successfully commercialize new products. The time frame to develop and successfully commercialize additional products and modifications of existing products is long and uncertain. Although KeraVision has received regulatory approval to market Intacs corneal ring segments in the United States, the European Union and

Canada, we cannot assure you that we will successfully complete our efforts to secure regulatory approval for this product to be marketed elsewhere. Furthermore, we cannot assure you that KeraVision will successfully obtain regulatory approval in the U.S. or elsewhere for marketing our future new or modified products or indications.

  Having received approval from the FDA for the correction of mild myopia, Intacs are subject to additional post-market testing, extensive record keeping and other device follow up required by the FDA and other regulatory agencies. In addition, to the extent KeraVision continues to perform the manufacturing function, we will be required to adhere to additional FDA requirements for the manufacture and distribution of Intacs. KeraVision's ongoing compliance with the Quality System Regulation, labeling and other applicable regulatory requirements is monitored through periodic inspections by federal and state agencies, including the FDA, and comparable agencies in other countries. Current FDA enforcement policy strictly prohibits the marketing of medical devices for unapproved ("off label") uses. Product approvals can be withdrawn due to unforeseen safety or effectiveness problems following initial marketing. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, injunctions, civil penalties, suspensions or withdrawal of regulatory approvals, product recalls, product seizures, including cessation of manufacturing and sales, operating restrictions and criminal prosecution. Any such FDA enforcement actions could have a material adverse effect on KeraVision's business, financial condition and results of operations.

KeraVision will need to find a new supplier for the raw material we use in manufacturing our products.

  Our sole supplier of polymethylmethacrylate (PMMA), the polymer raw material used in manufacturing Intacs, no longer provides the particular material we use for Intacs, and has notified us that the material may be purchased by special order only. We currently have what we estimate is at least a three-year supply of PMMA. We have not yet made arrangements to obtain additional PMMA beyond this supply. We have stored our current supply of PMMA in two separate locations. Should the PMMA at either or both of these locations be damaged or destroyed, our ability to continue to manufacture and distribute Intacs corneal ring segments or additional products may be seriously impaired. We would be required to find an alternate source of PMMA or a similar polymer material, or commence manufacturing the raw material ourselves. We would need to obtain FDA regulatory approval for the use of new raw materials in any of our products or to qualify a new PMMA supplier. If we elected to manufacture PMMA ourselves, we would need to establish manufacturing facilities for this purpose, hire additional personnel, and obtain additional regulatory approvals, processes which could take up to several years and require additional expenditures. We cannot assure you that:

  . our supplier will be able to fulfill future special orders for PMMA;

  . interruptions in supplies will not occur in the future;

  . we will be able to obtain a new source for the supply of PMMA or establish facilities to manufacture PMMA, both of which would require approval of additional regulatory submissions; or

  . our current supply will last as long as we anticipate.

  In the event we are unable to obtain alternative supplies of materials upon the depletion of our current supply we will experience delays in the production of Intacs and will need to obtain alternate materials. If we are required to manufacture Intacs corneal ring segments using alternate materials we will also be required to obtain FDA approval of this material, a process that could take several years and cause us to incur substantial costs. Furthermore, we cannot assure you that we will be able to obtain FDA approval of a new material at all. Any interruption of supply would have a material adverse effect on KeraVision's ability to manufacture Intacs corneal ring segments or future products which could have a material adverse effect on our business, financial condition or results of operations.

KeraVision may not have the ability to obtain and maintain patents on Intacs and our technology which could permit others to develop similar products or more easily compete with our business.

  KeraVision's commercial success depends in part on acquiring and maintaining patent and trade secret protection of Intacs technology, Intacs corneal ring segments and any other potential products we seek to develop. We cannot assure you that KeraVision will be successful in obtaining additional necessary patents or license rights; KeraVision's processes or products will not infringe patents or proprietary rights of others; or that any issued patents will provide KeraVision with any competitive advantages or will withstand challenges by third parties.

  KeraVision is aware of ongoing academic research on both solid and injectable forms of corneal inserts. We cannot assure you that others will not independently develop similar products or design products that circumvent any patents used by KeraVision.

  In addition, KeraVision could incur substantial costs in defending against patent litigation or in bringing suits to protect its patents against infringement. If the outcome of any such litigation is adverse to KeraVision, our business could be adversely affected.

  KeraVision also relies on trade secrets and proprietary knowledge which it seeks to protect by confidentiality agreements with its employees, consultants, investigators and advisors. We cannot assure you that these agreements will not be breached, that KeraVision will have adequate remedies for any breach, or that competitors will not otherwise discover KeraVision's trade secrets and proprietary knowledge.

KeraVision may not be able to successfully compete in the highly competitive field of vision correction.

  KeraVision is engaged in a rapidly evolving field. Many public and private companies, universities and research laboratories engage in activities relating to research on vision correction alternatives. Our competitors could develop technologies, procedures or products that are more effective or economical than those KeraVision is developing or that would render our technology and products obsolete or noncompetitive.

  Most of the other companies in the vision correction market are larger and better financed than KeraVision. Several companies have received approval to market their laser systems for refractive surgery in the United States, including VISX, Summit Technology, Inc. and Nidek, and others may receive similar approvals in the future.

  These companies and institutions represent significant long-term competition for KeraVision. In comparison to KeraVision, they may have:

  . substantially greater resources and better facilities;

  . larger research and development staffs and more experience in research and development;

  . more experience in preclinical and human clinical studies;

  . more experience obtaining regulatory approval;

  . more experience manufacturing medical device products; and

  . more experience in marketing, selling and developing a market for medical device products.

  Moreover, several companies are developing other non-laser approaches to vision correction, including the use of radio frequency energy to reshape the cornea, phakic intraocular lenses, and the use of enzymes to alter the shape of the cornea. See "Business--Competition."

Long-term follow-up data may not demonstrate that Intacs are safe and effective.

  The Intacs technology is a relatively new technology, clinical data for which dates back to 1991. KeraVision has developed only limited long-term clinical data to date on the safety and efficacy of Intacs in correcting mild myopia. The FDA is requiring KeraVision to provide data to assess the effects of Intacs on the corneal endothelium after two years of implantation. If these and other long-term data show that Intacs are not safe and effective, our ability to commercialize Intacs may be adversely affected. We cannot assure you that Intacs will prove to be safe or effective over the long term in correcting vision. If Intacs fail to perform as anticipated our revenue growth will be limited.

Complications associated with Intacs may affect KeraVision's ability to gain market acceptance for Intacs or to obtain additional regulatory approvals.

  Some patients who have received Intacs corneal ring segments have experienced various complications. These complications include infection, shallow placement, temporary loss of correctable vision, anterior chamber perforation, overcorrection, reduction in central corneal sensation, difficulty with night vision, undercorrection, induced astigmatism, blurry vision, double vision, halos, glare, corneal blood vessels and fluctuating distance vision. We cannot assure you that these complications or side effects will not be serious or lasting, will not impair or preclude acceptance of the product by patients or ophthalmologists, will not preclude KeraVision from obtaining regulatory approval for additional products or will not cause withdrawal of approval for Intacs corneal ring segments.

  In addition, negative publicity surrounding complications associated with other surgical vision correction procedures could negatively impact market acceptance for our product.

Our ability to operate our business may be adversely affected if we are unable to retain our key personnel or to hire additional key personnel.

  Our success depends in large part on our ability to attract and retain key management, technical, manufacturing, sales and marketing and other operating personnel. We cannot assure you that KeraVision will be able to attract and retain the qualified personnel or develop the expertise in these areas as needed for our business. The loss of the services of one or more members of these groups or the inability to hire additional personnel and develop expertise as needed could limit our ability to successfully commercialize Intacs and additional products. Such persons are in high demand and often receive competing employment offers.

KeraVision is subject to the risk of product liability litigation, and product liability insurance may be unavailable.

  KeraVision faces a risk of exposure to product liability claims and product recalls if the use of Intacs corneal ring segments or any future product is alleged to have resulted in serious adverse effects. We cannot assure you that the precautions we take with respect to these risks will prevent KeraVision from incurring significant liability. We also cannot assure you that our current product liability insurance policies will cover any or all material liabilities or that the coverage we have obtained will continue to be available at an acceptable cost, if at all, before or after commercialization of any of KeraVision's products. A product liability claim, product recall or other claims with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on KeraVision's business and financial condition.

Year 2000 computer problems may affect KeraVision's computer systems and its ability to operate.

  The Year 2000 computer problem is caused by the inability of some software and hardware to handle dates after December 31, 1999. Based on recent assessments, we have determined that we would be required to replace a small portion of our software so that those systems will properly utilize dates beyond December 31, 1999. We have determined that all of our critical business systems are already Year 2000 compliant.

  KeraVision is actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are Year 2000 compliant and to monitor their progress toward Year 2000 compliance. However, some of our computer systems or those of our suppliers could fail or miscalculation could occur, causing disruptions in our operations, including a temporary inability to process transactions, send invoices or engage in similar, normal business activities.

  We cannot assure you that any system of other companies on which KeraVision's systems rely will be Year 2000 compliant in a timely fashion and would not have an adverse effect on KeraVision's systems.

Our stock price could be volatile.

  Within the last 12 months our common stock has traded between a range of $3.31 and $29.63 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

  . quarterly fluctuations in results of our operations;

  . our ability to successfully commercialize Intacs corneal ring segments;

  . announcements regarding results of regulatory approval filings, clinical studies or other testing, technological innovations or new commercial products by KeraVision or our competitors;

  . developments concerning government regulations, proprietary rights or public concern as to the safety of technology;

  . market reaction to acquisitions and trends in sales, marketing, and research and development;

  . changes in earnings estimates by analysts;

  . loss of key personnel;

  . sales of common stock by existing stockholders; and

  . economic and political conditions.

  The market price for our common stock may also be affected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against the company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business, results of operations and financial condition. See "Price Range of Common Stock."

Future sales by our current stockholders may cause the market price of our stock to decline.

  The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. A registration statement on Form S-3 is currently on file with the SEC pursuant to which the holders of our Series B preferred stock may publicly resell the shares of our common stock that they will receive at the time they convert their shares of Series B preferred stock.

Forward-looking statements are inherently uncertain.

  We have made statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus that are forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," and "continue" or similar words. Forward-looking statements may also use different phrases. Forward-looking statements address, among other things: (1) our future expectations; (2) projections of our future results of operations or of our financial condition; or (3) our "forward-looking" information.

  We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or which we do not fully control that could cause actual results to differ materially from those expressed or implied by our forward-looking statements, including:

  . our incurrence of substantial operating losses for periods longer than currently expected and need for significant additional capital beyond the amounts currently anticipated;

  . our inability to manage our growth and successfully launch our products and expand in new and existing markets;

  . market acceptance of Intacs and the level of demand for our products;

  . compliance with government standards and the obtaining of necessary approvals;

  . changes in general economic and business conditions;

  . changes in our business strategies; and

  . other factors discussed under "Risk Factors."

                                USE OF PROCEEDS

  The net proceeds to KeraVision from the sale of the 4,000,000 shares of common stock, at an assumed public offering price of $13.00 per share, are estimated to be approximately $48,230,000, or $55,562,000 if the underwriters' over-allotment option is exercised in full, after deducting underwriting fees and estimated expenses of this offering. We expect to use a significant amount of the proceeds from this offering for our sales and marketing efforts related to the U.S. launch of Intacs, the continued development and clinical testing of products based on the Intacs technology, prepayment of short-term debt described below, and the remainder for working capital and other general corporate purposes. Some of the net proceeds may also be used to fund acquisitions. We have no current plans, agreements or commitments with respect to any acquisition, and we are not currently engaged in any negotiations with respect to any such transaction.

  We plan to use approximately $5.3 million of the net proceeds from this offering to prepay short-term debt. At June 30, 1999, the outstanding balance under our credit facility was $5.0 million (carried at $4.4 million, net of related discount). These borrowings bear interest at 12.6% per annum, payable monthly. This loan matures on September 30, 2001. As a result of this prepayment, we expect to record a charge of approximately $876,000 in the quarter in which the prepayment is made, which will be reflected as an extraordinary item. This charge will include the prepayment premium and the write-off of the remaining discount on the debt related to the fair value of warrants issued in conjunction with the borrowing.

  The amounts and timing of our actual expenditures will depend upon numerous factors, including the level of our research and development efforts and sales and marketing activities, and the amount of cash generated by our operations. The sales and marketing needs directly relate to the market development efforts required to launch Intacs and to build initial product sales, primarily in the United States. In addition, we expect to invest significantly in our research and development activities including patent development and filing costs, research and development of potential new products and product enhancements, and costs associated with clinical trials.

  The foregoing discussion represents our best estimate of our allocation of the net proceeds of this offering based upon our current plans and estimates regarding our anticipated expenditures. Actual expenditures may vary substantially from these estimates and we may find it necessary or advisable to reallocate the net proceeds within the above-described categories or for other purposes. Pending application of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

  Common stock. We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. In addition, the terms of our credit facility and our Series B preferred stock contain restrictions on our ability to pay cash dividends on our common stock. The declaration and payment of any dividends in the future will be determined by our board of directors, at its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

  Series B preferred stock. To date, we have paid dividends on our Series B preferred stock by issuing additional shares of Series B preferred stock. In the future, we may elect to pay dividends on the Series B preferred stock in cash or additional shares of Series B preferred stock.

                          PRICE RANGE OF COMMON STOCK

  Our common stock has been listed on The Nasdaq National Market since July 1995. The trading symbol for our common stock is "KERA." The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on The Nasdaq National Market:

                                                                   High   Low
   Year Ended December 31, 1997
     First Quarter............................................... $15.00 $10.00
     Second Quarter..............................................  10.75   6.63
     Third Quarter...............................................  10.63   6.63
     Fourth Quarter..............................................   8.63   5.00

   Year Ended December 31, 1998
     First Quarter............................................... $ 8.25 $ 4.75
     Second Quarter..............................................  10.63   7.25
     Third Quarter...............................................   8.06   3.31
     Fourth Quarter..............................................  14.63   3.69

   Year Ended December 31, 1999
     First Quarter............................................... $18.50 $10.50
     Second Quarter..............................................  17.50   8.25
     Third Quarter (through August 11, 1999).....................  29.63  15.75

  The last sale price of the common stock on The Nasdaq National Market on August 11, 1999 was $16.81 per share. As of July 7, 1999, the Company had 338 stockholders of record.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company:

  . on an actual basis at June 30, 1999, and

  . as adjusted to reflect this offering and the use of the net proceeds of this offering.

  You should read this table in conjunction with the consolidated financial statements and the notes to those statements and the other financial information included or incorporated by reference in this prospectus. The table does not include the 1,579,778 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 1999 at a weighted average exercise price of $7.43 per share, or the exercise of a warrant covering 55,492 shares of common stock at an exercise price of $10.81 per share.

                                                           At June 30, 1999
                                                         ----------------------
                                                          Actual    As Adjusted
                                                            (in thousands)
Short-term debt......................................... $   4,424   $      --
                                                         =========   =========
Capital lease obligations, less current portion......... $     666   $     666
Series B redeemable convertible preferred stock, $.001
 par value; 662,500 shares authorized; 530,714 shares
 issued and outstanding actual and as adjusted..........    18,265      18,265

Stockholders' equity (net capital deficiency):

 Common stock, $.001 par value; 30,000,000 shares
  authorized; 14,078,476 shares issued and outstanding
  actual, and 18,078,476 shares issued and outstanding
  as adjusted...........................................        14          18
 Additional paid-in capital.............................    89,257     137,483
 Accumulated other comprehensive income.................       107         107
 Accumulated deficit....................................  (103,789)   (104,665)
 Notes receivable from stockholders.....................    (1,573)     (1,573)
                                                         ---------   ---------
 Total stockholders' equity (net capital deficiency)....   (15,984)     31,370
                                                         ---------   ---------
    Total capitalization................................ $   2,947   $  50,301
                                                         =========   =========

                                    DILUTION

  Purchasers of the common stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of their common stock. At June 30, 1999, our net tangible book value (deficiency) was approximately $(16.0) million, or $(1.14) per share of common stock. The net tangible book value (deficiency) per share is equal to our total tangible assets less total liabilities and Series B redeemable convertible preferred stock, divided by the number of shares of common stock outstanding at June 30, 1999. After giving effect to the sale of 4,000,000 shares at an assumed offering price of $13.00 per share and after deducting underwriting fees and other expenses of this offering, our pro forma net tangible book value at June 30, 1999 would have been approximately $18.1 million, or $1.74 per share. This represents an immediate increase in pro forma net tangible book value of $2.87 per share to existing stockholders and an immediate and substantial dilution of $11.26 per share to new investors purchasing shares of common stock in this offering. Dilution to new investors is determined by subtracting pro forma net tangible book value per share of common stock after giving effect to this offering from the price to be paid by new investors in this offering for a share of common stock. The following table illustrates the per share dilution to investors in this offering:

                                                                    Per Share
Assumed offering price...........................................         $13.00
  Net tangible book value (deficiency) as of June 30, 1999....... $(1.14)
  Increase attributable to new investors in this offering........   2.87
                                                                  ------
Pro forma net tangible book value after this offering............           1.74
                                                                          ------
Dilution to new investors in this offering.......................         $11.26
                                                                          ======

  The following table summarizes on a pro forma basis as of June 30, 1999, after giving effect to this offering, the number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by the existing stockholders and by the new investors in this offering:

  . excluding the effect of 978,498 shares issued in connection with the acquisition of Transcend Therapeutics, Inc. in May 1999; and

  . including the effect of 667,295 shares issued in exchange for stockholder notes receivable of $803,000.

                          Shares Purchased   Total Consideration
                         ------------------ ----------------------
                                                Amount             Average Price
                           Number   Percent (in thousands) Percent   Per Share
Existing stockholders... 13,099,978    77%     $ 83,766       62%     $ 6.39
Investors in this
 offering...............  4,000,000    23        52,000       38       13.00
                         ----------   ---      --------      ---
  Total................. 17,099,978   100%     $135,766      100%       7.94
                         ==========   ===      ========      ===

  The foregoing tables are based on the number of shares of common stock outstanding as of June 30, 1999 and exclude:

  . 1,579,778 shares of common stock issuable upon exercise of options outstanding at June 30, 1999 at a weighted average exercise price of $7.43 per share and 2,268,719 shares reserved for future grants under our stock option plans;

  . 55,492 shares of common stock issuable upon exercise of a warrant held by a financial institution with an exercise price of $10.81 per share;

  . 2,122,856 shares issuable upon conversion of the Series B preferred stock; and

  . any shares of common stock that may be sold by us to the underwriters pursuant to the over-allotment option.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  In the table below, we provide you with summary historical financial data of KeraVision, Inc. We have prepared this information using the consolidated financial statements of KeraVision, Inc. for the five years ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999. The financial statements for the five years ended December 31, 1998 have been audited. The financial statements for the six-month periods ended June 30, 1998 and 1999 have not been audited.

  When you read this summary historical financial data, it is important that you read it along with the historical financial statements and related notes in our annual and interim financial statements included or incorporated by reference in this prospectus, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                          Six Months Ended
                                   Year Ended December 31,                    June 30,
                          ----------------------------------------------  ------------------
                           1994     1995      1996      1997      1998      1998      1999
                                     (in thousands, except per share data)
Statement of Operations
 Data
Net sales...............  $   --   $   --   $    137  $    355  $    835  $    264  $  4,381
Costs and expenses:
 Cost of sales and
  manufacturing
  expenses..............      --       --        319     3,701     4,386     1,949     4,615
 Research and
  development...........    5,146    6,527    10,888    10,774    11,356     6,016     4,201
 Selling, general and
  administrative........    1,262    1,725     3,930     6,405     9,693     3,652     8,171
                          -------  -------  --------  --------  --------  --------  --------
Total costs and
 expenses...............    6,408    8,252    15,137    20,880    25,435    11,617    16,987
                          -------  -------  --------  --------  --------  --------  --------
Loss from operations....   (6,408)  (8,252)  (15,000)  (20,525)  (24,600)  (11,353)  (12,606)
Interest income
 (expense) and other,
 net....................      311    1,146     2,121     1,129       563       179      (315)
                          -------  -------  --------  --------  --------  --------  --------
Net loss................  $(6,097) $(7,106) $(12,879) $(19,396) $(24,037) $(11,174) $(12,921)
                          =======  =======  ========  ========  ========  ========  ========
Net loss applicable to
 common stockholders....  $(6,097)  (7,106) $(12,879) $(19,396) $(27,414) $(13,785) $(13,697)
                          =======  =======  ========  ========  ========  ========  ========
Basic and diluted net
 loss per share
 applicable to common
 stockholders...........   $(4.52)  $(1.05) $  (1.04) $  (1.55) $  (2.16) $  (1.09) $  (1.05)
                          =======  =======  ========  ========  ========  ========  ========
Shares used in
 calculation of net loss
 per share..............    1,348    6,757    12,342    12,528    12,686    12,655    13,088

                                        December 31,
                         ----------------------------------------------  June 30,
                          1994     1995      1996      1997      1998      1999
                                            (in thousands)
Balance Sheet Data
Cash, cash equivalents
 and available-for-sale
 investments............  $5,909  $44,703  $ 32,065  $ 14,113  $  7,728  $   8,330
Working capital.........   4,935   43,205    30,435    11,820     4,915        504
Total assets............   6,934   45,919    35,485    17,345    11,184     13,544
Capital lease
 obligations,
 noncurrent.............     210      114       793       850       821        666
Series B redeemable
 convertible preferred
 stock..................  27,844      --        --        --     17,489     18,265
Accumulated deficit..... (23,440) (30,403)  (43,282)  (62,678)  (90,092)  (103,789)
Total stockholders'
 equity (net capital
 deficiency)............ (22,144)  44,035    31,765    12,937   (11,447)   (15,984)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

Overview

  Since its founding in November 1986, KeraVision has been engaged in the research and development of technologies for surgical correction of vision disorders. Although KeraVision recorded its first revenues in the quarter ended December 31, 1996, we expect to continue to incur substantial losses until sufficient revenues can be generated to offset expenses. Given the uncertainties in developing a market for a new product, we may not be able to achieve or sustain significant revenue growth in the foreseeable future. Furthermore, we expect our overall expenses to increase as our sales and marketing activities grow.

  On April 9, 1999, KeraVision obtained FDA approval to distribute and sell Intacs in the United States for the treatment of mild myopia in the range of -
1.0 to -3.0 diopters in patients who are 21 years of age or older, who have a stable refraction and who have up to +1.0 diopter of astigmatism. We are currently conducting a Phase III clinical trial to expand our approved range of indication for myopia to include -0.75 to -1.0 diopter and -3.1 to -4.5 diopters. In May 1998, we began limited commercial sales in Canada following regulatory approval to sell Intacs to treat myopia in the range of -1.0 to -5.0 diopters. In late 1996, we were granted the right to affix the CE mark on Intacs for myopia which allows KeraVision to sell products to treat myopia in the range of -1.0 to -5.0 diopters in European Union countries.

  The research, manufacture, sale and distribution of medical devices such as Intacs are subject to numerous regulations, imposed by governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the United States, most medical devices, including Intacs, must be cleared or approved by the FDA. Securing FDA approvals and clearances requires the submission to the FDA of extensive clinical data and supporting information. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been approved or cleared. Product approvals and clearances can be withdrawn for failure to comply with regulatory standards or for the occurrence of unforeseen problems following initial marketing. Foreign governments or agencies also have review processes for medical devices which present many of the same risks. The right to affix the CE mark can be withdrawn, resulting in an inability to sell products in European countries.

  We cannot be sure that we will achieve significant revenues from sales of Intacs corneal ring segments or any other potential products or become profitable. Although KeraVision has received approval to sell Intacs corneal ring segments in the United States, the European Union and Canada, we cannot be sure that Intacs will prove to be safe or effective over the long term in correcting vision, that Intacs will perform in the manner we anticipate or that Intacs corneal ring segments or any other product developed by us will be commercially successful.

Results of Operations

 Six Months Ended June 30, 1999 and 1998

  Net sales for the six-month period ended June 30, 1999 totaled $4.4 million, an increase of $4.1 million from $264,000 for the six-month period ended June 30, 1998. The increase in net sales primarily reflected the initial shipment of instrument kits to surgeons subsequent to their completion of training in the Intacs placement procedure during the second quarter of 1999. Each kit includes two sets of proprietary instruments to perform the Intacs placement procedure and a supply of 18 Intacs corneal ring segments. The predominant portion of the revenues received from the sale of the kits was attributable to the proprietary instruments. Significant growth of our net sales will be dependent upon our ability to sell Intacs corneal ring segments in increasing volumes.

  Cost of sales and manufacturing expenses totaled $4.6 million in the 1999 period as compared to $1.9 million in the 1998 period. The increase in cost of sales and manufacturing expenses reflected higher fixed costs associated with the establishment of our manufacturing operations and higher variable costs as a result of higher net sales.

  Research and development expenses, which include clinical and regulatory expenses, for the 1999 period were $4.2 million, which represented a decrease of $1.8 million from the 1998 period. The decrease was primarily due to reduced clinical trial costs as a result of the completion of various studies, in addition to reduced legal expenses related to patents.

  Selling, general and administrative expenses were $8.2 million in the 1999 period, which represented an increase of $4.5 million from the 1998 period, primarily due to increased marketing efforts related to market development in the U.S. and Canada.

  Interest income (expense) and other, net was $(315,000) in the 1999 period, as compared to $179,000 in the 1998 period. The 1999 amount reflected a lower level of interest income due to lower cash balances and a higher level of interest expense reflecting a higher level of borrowings.

  The net loss applicable to common stockholders for the 1999 period was $13.7 million versus $13.8 million for the 1998 period. Net loss applicable to common stockholders included the effect of dividends, including deemed dividends, of $776,000 and $2.6 million to preferred stockholders for the 1999 and 1998 periods, respectively.

 Years Ended December 31, 1998 and 1997

  Net sales for 1998 increased to $835,000 from $355,000 in 1997, primarily as a result of increased unit shipments associated with KeraVision's limited product launch into the Canadian market.

  Cost of sales and manufacturing expenses exceeded revenues in both years reflecting low production volumes and fixed costs associated with our higher volume manufacturing capabilities.

  Research and development expenses for 1998 were $11.4 million compared to $10.8 million in 1997. Research and development expenses in both periods consisted primarily of clinical trial expenses, product development expenses and patent expenses.

  Selling, general and administrative expenses in 1998 were $9.7 million, an increase of $3.3 million from 1997. The increase in spending reflects increased staffing and associated expenses, in addition to increased marketing efforts related to our launch in Canada and in anticipation of our U.S. launch following FDA regulatory approval.

  Interest income (expense) and other, net was $563,000 in 1998 as compared to $1.1 million for 1997, reflecting lower average cash and investment balances from period to period.

  The net loss in 1998 was $24.0 million, an increase of $4.6 million from the net loss of $19.4 million in 1997. In 1998, the net loss applicable to common stockholders was $27.4 million, including the effect of dividends, including deemed dividends, of $3.4 million to preferred stockholders.

 Years Ended December 31, 1997 and 1996

  Net sales for 1997 increased to $355,000 from $137,000 in 1996 as a result of increased unit shipments. Results in 1997 included a full year of commercial shipments to the European market.

  Cost of sales and manufacturing expenses exceeded revenues in both years reflecting low production volumes and fixed costs associated with KeraVision's higher volume manufacturing capabilities.

  Research and development expenses for 1997 were $10.8 million compared to $10.9 million in 1996. Research and development expenses in both periods consisted primarily of clinical trial expenses, product development expenses and patent expenses.

  Selling, general and administrative expenses in 1997 were $6.4 million, an increase of $2.5 million from 1996. The increase in spending reflects increased staffing and associated expenses, in addition to increased marketing efforts related to European commercialization of Intacs corneal ring segments.

  Interest income (expense) and other, net was $1.1 million for 1997, as compared to $2.1 million for the previous year, reflecting lower cash and investment balances from period to period.

Tax Matters

  As of December 31, 1998, KeraVision had federal, state and foreign net operating loss carryforwards of approximately $66.3 million, $16.9 million and $3.7 million, respectively. We also had federal and state research and experimentation credit carryforwards of approximately $1.3 million and $1.0 million, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 1999 through 2018, if not utilized. Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change of ownership" rules provided by the Internal Revenue Code and similar state tax provisions. KeraVision has not yet evaluated the potential impact of these provisions on its ability to utilize the net operating loss and credit carryforwards.

  Under Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We have provided a full valuation allowance against our net deferred tax assets due to uncertainties surrounding their realization, primarily due to our lack of an earnings history.

Liquidity and Capital Resources

  KeraVision has financed its operations since incorporation primarily through its initial public offering, private sales of preferred stock, interest income, equipment financing arrangements and the Transcend acquisition described below. Cash used in operating activities for the first six months of 1999 increased to $11.9 million from $9.2 million in the comparable period of the prior year, reflecting increased selling, general and administrative and manufacturing expenses. Cash and investments were $8.3 million at June 30, 1999. Capital expenditures for the first six months of 1999 and 1998 were $809,000 and $597,000, respectively.

  In March 1999, KeraVision entered into a loan agreement providing for borrowings of $5.0 million. The full amount was advanced on March 25, 1999. The loan bears interest at 12.6% per annum until KeraVision repays the loan due on September 30, 2001. KeraVision has the right to prepay the loan subject to a prepayment penalty of 6.0% of the amount being prepaid on the prepayment date. Repayment of the loan is secured by KeraVision's assets except for intellectual property. In connection with the loan, KeraVision granted to the lender warrants to purchase 55,492 shares of the common stock at an exercise price of $10.81, the closing price as of March 5, 1999, the date of the loan commitment. These warrants are exercisable for 7 years from the date of issuance. KeraVision recorded the fair value of the warrants as additional interest expense to be amortized over the term of the related debt. The value of immediately exercisable warrants was determined using a Black-Scholes valuation model, based on the contractual term of the warrants.

  In May 1999, KeraVision completed the acquisition of Transcend Therapeutics, Inc. and its net cash balance of $8.5 million. Transcend has terminated its activities as a drug development company and now is a wholly owned subsidiary of KeraVision. No Transcend employees were retained. Transcend stockholders received 978,498 shares of KeraVision's common stock. This transaction was accounted for as an acquisition of assets.

  KeraVision expects to continue to incur substantial expenses in support of additional research and development and sales and marketing activities, including cost of clinical studies, manufacturing costs, the expansion of its sales and marketing organization and the support for ongoing administrative activities. Management's planned expenditures for 1999 exceed current cash, cash equivalents and available-for-sale investments, and the funds received from the Transcend acquisition and the March 1999 loan agreement.

Excluding the proceeds of this offering, management believes that sufficient funds will be available from sales of its products and from external financing sources to support planned operations at least through December 1999. KeraVision may also enter into collaborative arrangements with corporate partners that could provide KeraVision with additional funding in the form of equity, debt or license fees in exchange for rights with respect to KeraVision's technology. There can be no assurance that KeraVision will be able to raise any additional funds or enter into any such collaborative arrangements on terms favorable to KeraVision, or at all. If KeraVision is unable to obtain the necessary additional capital, significant reductions in spending and the delay or cancellation of planned activities or more substantial restructuring options may be necessary. In such event, KeraVision intends to implement expense reduction plans in a timely manner to enable KeraVision to meet its operating cash requirements at least through December 31, 1999. These actions would have material adverse effects on KeraVision's business, results of operations and prospects.

  KeraVision's cash requirements may vary materially from those now planned because of results of research, development and clinical testing, establishment of relationships with strategic partners, changes in focus and direction of KeraVision's research and development programs, changes in the scale, timing, or cost of KeraVision's commercial manufacturing facility, competitive and technological advances, the FDA or other regulatory processes, changes in KeraVision's marketing and distribution strategy, and other factors.

Year 2000

  The Year 2000 Issue is the result of computer programs being unable to correctly recognize dates beyond December 31, 1999. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  Based on recent assessments, we have determined that we would be required to replace a small portion of our software so that those systems will properly utilize dates beyond December 31, 1999. We have determined that all of our critical business systems are already Year 2000 compliant. Assessment, testing and remediation are proceeding in tandem, and we currently plan to have all modifications to systems completed and tested by September 1999. These activities are intended to encompass all major categories of systems in use by KeraVision, including manufacturing, sales, finance and human resources. KeraVision is also actively working with critical suppliers of products and services to determine that the suppliers' operations and the products and services they provide are Year 2000 compliant or to monitor their progress toward Year 2000 compliance. We reviewed our product line and determined that all of the products we have sold and will continue to sell do not require remediation to be Year 2000 compliant. KeraVision cannot guarantee that any system of other companies, on which our systems rely and which are not Year 2000 compliant, will be Year 2000 compliant in a timely fashion and would not have an adverse effect on our systems.

  The costs incurred to date related to these programs are less than $17,000. We currently expect that the total cost of these programs, including both incremental spending and redeployed resources, will not exceed $60,000. The total cost estimate does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. The total cost estimate is based on the current assessment of the projects and is subject to change as the projects progress.

  Due to the KeraVision's reliance on widely used software packages that have been certified as Year 2000 compliant, we have not developed a formal contingency plan for software. Should unforeseen problems surface during our testing of those packages, we will evaluate our alternatives, such as utilizing different software packages. We are currently working on developing contingency plans to increase inventories and raw materials in preparation for the Year 2000. This plan is currently in the development stages and should be finalized by September 1999.

  Based on currently available information, we do not believe that the Year 2000 issue will have a material adverse effect on our financial condition or overall results of operations; however, we cannot be certain to what extent we may be affected by such matters. In addition, we cannot guarantee that the failure to ensure Year 2000 compliance by a supplier or another third party would not have a material adverse effect on us.

                                    BUSINESS

General

  KeraVision is developing a new category of non-laser vision correction products for the treatment of common vision disorders, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, to offer an alternative to eyeglasses, contact lenses and other vision correction surgical procedures. Our first product, Intacs(TM) corneal ring segments, based on our proprietary patented technology, has been approved by the FDA for correcting mild myopia. Intacs corneal ring segments are the first surgical vision correction technology to be approved by the FDA that is designed to permanently correct a patient's vision while providing the option of removability. Intacs corneal ring segments are composed of two thin half-circles of polymer material that are inserted into the periphery of the cornea to reshape the curvature of the cornea to correct vision. The polymer material has been used in intraocular lenses to treat patients with cataracts since 1952. The Intacs insertion process is a simple outpatient procedure that typically can be performed in 15 minutes or less. KeraVision believes that the Intacs corneal ring segments technology is the first technology specifically designed to surgically treat patients with low degrees of nearsightedness, a group estimated at approximately 20 million people in the U.S. KeraVision is currently developing other potential products to treat other vision correction disorders including higher and lower levels of nearsightedness, as well as farsightedness and astigmatism.

  We have positioned our Intacs technology to address the growing market for refractive surgery by offering an alternative to laser-based vision correction. While laser-based technologies require the permanent removal of corneal tissue, Intacs corneal ring segments can be removed if desired. Patients' refractions return to preoperative levels by three months following removal, in most instances. We believe that Intacs technology offers several potential benefits to patients including:

  . long-term, convenient vision correction with predictable results

  . rapid visual recovery

  . a simple, minimally invasive out-patient procedure with minimal post-operative pain in most cases

  . easy to remove and replace in an outpatient procedure.

Recent Developments

  Latest Financial Results. On July 15, 1999, we announced that our net sales for the three months ended June 30, 1999 were $3.9 million compared to net sales of $112,000 for the comparable 1998 period. This increase primarily reflected purchases of instruments used to perform the procedure for placement of Intacs corneal ring segments by the initial group of surgeons who participated in Intacs training courses during the second quarter of 1999.

  FDA Approval and Clinical Results. On April 9, 1999, KeraVision obtained FDA approval to distribute and sell Intacs in the United States for the treatment of mild myopia in the range of -1.0 to -3.0 diopters in patients who are 21 years of age or older, who have a stable refraction and who have up to +1.0 diopter of astigmatism. Results from the clinical trials of Intacs corneal ring segments indicate that 97% of the patients achieved vision of 20/40 or better, the vision standard in most U.S. states for receiving a driver's license without the need for corrective lenses. More significantly, 74% of the patients achieved vision of 20/20 or better and 53% achieved vision of 20/16 or better as measured at 12 months following Intacs placement.

  Surgeon Training. As of August 6, 1999, we have trained 319 surgeons to perform the procedure for placement of Intacs corneal ring segments. In addition, KeraVision has established sites to train surgeons in Atlanta, Houston, Kansas City, Minneapolis, San Diego and Santa Monica.

  Distribution Partnerships and Salesforce Expansion. In April 1999, we entered into purchase and distribution agreements with three eye care services companies that focus on surgical vision correction, including

Laser Vision Centers, Inc., one of the largest providers of vision correction surgery in the U.S., as well as NovaMed Eyecare, Inc. and ARIS Vision, Inc. Under these agreements, these companies have agreed to purchase Intacs corneal ring segments and related instrumentation. There are approximately 600 surgeons located throughout the U.S. who are affiliated with these companies. In addition, since the beginning of 1999 we have hired 11 direct sales representatives and four manufacturers' representatives, significantly expanding our salesforce capabilities.

  Additions to Management. John Galantic, recently employed by KeraVision, has agreed to accept the position of Chief Operating Officer of KeraVision pending his election to this position by our board of directors. In addition, Steven M. Henderson has agreed to accept the position of Vice President, Sales.

  New Product Development. In April 1997, KeraVision began a clinical trial outside the United States using Intacs technology for the treatment of hyperopia. With encouraging initial results obtained from 52 patient eyes in the initial trial, we have initiated a second clinical trial at several European clinical sites. As of June 30, 1999, 25 additional patient eyes were enrolled in this expanded study.

Background

 Vision and Vision Impairment

  The eye functions much like a camera, incorporating a lens system consisting of a cornea and a lens that focuses light, the iris which functions as an aperture that regulates the amount of light that passes through the central zone of the cornea, and the retina, a light-sensitive surface that, like film, records the image. The cornea, lens and iris operate to focus light rays on the retina, which contains the light-sensitive receptors that transmit the image through the optic nerve to the brain. Nearly all light that reaches the retina passes through the central portion of the cornea, called the optical zone. Approximately 75% of the refractive, or focusing, power of the eye is provided by the curvature of the cornea.

  Most common refractive problems result from an inability of the optical system to focus images on the retina properly. This inability to focus is known as a refractive error. For instance, in the myopic (nearsighted) eye, light rays focus in front of the retina when the curvature of the cornea is too steep. People with myopia see nearby objects clearly, but distant objects appear blurry. Conversely, in the hyperopic (farsighted) eye, light rays focus behind the retina when the curvature of the cornea is too flat. People with hyperopia see distant objects clearly, but may need correction so that nearby objects do not appear blurry. In the astigmatic eye, the curvature of the cornea is not uniform. This lack of uniform curvature makes it difficult for a person to focus clearly on an object. Refractive surgery changes the cornea's refractive power by altering the curvature of the cornea, so that light passing through the eye can be properly focused on the retina, thereby improving vision.

 Vision Correction Market

  KeraVision estimates that over one-half of the world's population suffers from common vision problems such as myopia, hyperopia or astigmatism. In the United States alone, approximately 160 million people currently use eyeglasses or contact lenses to correct these common vision problems, with over $16 billion spent on corrective eyewear products annually. It is estimated that over 70 million people of all ages are affected by myopia. Of these, an estimated 20 million people with mild myopia fall within the currently approved range of indications for Intacs.

  Surgical techniques to correct common vision problems, known as refractive surgery, or vision correction surgery, include laser assisted in-situ keratomileusis ("LASIK"), photorefractive keratectomy ("PRK") and radial keratotomy ("RK"). LASIK is currently the most commonly performed refractive surgery technique used in the United States. Generally these procedures have been used to treat myopia; however, laser-based technologies to treat hyperopia have recently been approved by the FDA, and other procedures are under development. LASIK and PRK both require the use of a laser system to remove corneal tissue to achieve a flattening of the cornea to treat nearsightedness, and a steepening of the cornea to treat farsightedness.

  It is estimated that approximately 950,000 laser-based procedures will be performed in the United States in 1999, a substantial increase over the estimated 450,000 procedures performed in 1998, the estimated 228,000 procedures performed in 1997, and the estimated 108,000 procedures performed in 1996, the first year after the approval of PRK in late 1995. Each procedure represents one eye and requires permanent cutting or tissue removal in the central cornea.

  KeraVision estimates that existing refractive procedure costs in the United States average $2,100 per eye for a LASIK procedure and $1,800 per eye for a PRK procedure, with a fairly wide range for each procedure. Ophthalmic surgeons generally set the prices of refractive surgery procedures performed at their medical offices. KeraVision anticipates that the procedure for placement of Intacs corneal ring segments will be competitively priced with existing laser-based procedures. Consumers generally pay directly for currently available refractive surgery procedures, including the procedure for placement of Intacs, and are generally not reimbursed by third-party payors.

 Refractive Surgery Techniques

  RK, developed in the 1970's, was the first refractive surgical technique for vision correction. In RK, a diamond knife is used to make from four to eight radial incisions that penetrate beyond 90% of the depth of the cornea. The procedure is generally conducted using topical anesthesia in an outpatient setting. As the incisions heal, the curvature of the cornea is altered and vision may be improved. RK results can vary with the skill and experience of the surgeon and can be relatively unpredictable for patients requiring greater degrees of correction. In addition, the procedure can result in the instability of the eye over a period of months to years. Because RK entails making cuts in or near the optical zone of the eye, unwanted side effects, such as halos, reduced night vision and other visual distortions may occur.

  In both PRK and LASIK, a laser is used to permanently remove tissue within the central optical zone to reshape the cornea, with the amount of tissue to be removed based upon the level of intended change sought. In PRK, the top layer of the central cornea, known as the epithelium, is manually removed to expose the stromal tissue. The patient is then asked to fixate on a light to minimize eye movement while the laser removes or ablates tissue from the stromal tissue in the central area of the cornea. While vision improvement is achieved, PRK depends in part on a healing response to reach the desired level of flattening of the cornea, which generally occurs over a three-month period, although the cornea may continue to reshape itself over a 12 to 15-month period. The equipment required to conduct this procedure is significantly more expensive than the equipment required for use in RK. Because PRK, like RK, surgically alters tissue in the central optical zone, haze, halos, reduced night vision and other vision problems have been observed in patients who have undergone the PRK procedure.

  LASIK involves using an automated cutting device called a microkeratome to cut a thin corneal flap, which is then pulled back to expose the underlying stromal tissue. A laser is then used to remove corneal tissue to either flatten the cornea in the case of myopia or steepen the cornea in the case of hyperopia to achieve vision correction. The corneal flap is then placed back on the stromal tissue where it adheres back onto the eye. Primary complications with this procedure arise from cutting of the corneal flap, including incorrect flap thickness, as well as haze, halos, reduced night vision and other vision problems. The LASIK procedure offers several advantages over PRK, including reduced post-operative pain and a shorter visual recovery time. Both PRK and LASIK are performed in an outpatient setting under topical anesthetic.

 Quality of Vision

  The most common measurement of vision utilizes an eye chart. One of the recent developments in ophthalmology involves the concept of quality of vision. It has been observed that patients can attain 20/20 vision, as measured with an eye chart, and still be dissatisfied with their quality of vision. This issue may play a role in the future in modifying current refractive surgery techniques, which are known to affect the smooth shape of the cornea and to create corneal scarring in ways that may induce unwanted visual aberrations. Typical vision complaints include haze, halos, reduced night vision and other visual distortions. At the current time, most assessments attribute undesirable visual side-effects of refractive procedures either to a disturbance of corneal tissue within the central optical zone or to the interruption or distortion of the smooth shape of the cornea. New measurement techniques, including corneal topography, contrast sensitivity and night-vision testing, are emerging to better analyze the quality of vision beyond the assessment available using standardized eye charts.

KeraVision Technology

  In response to the perceived market need for an alternative to eyeglasses, contact lenses and existing laser-based surgical procedures, KeraVision has developed a proprietary technology to treat a broad range of vision disorders. Intacs are a proprietary product designed to reduce or eliminate the need for corrective eyewear by reshaping the curvature of the patient's cornea. Intacs are inserted between the layers of the corneal stroma through a small incision made in the periphery of the cornea. The presence of Intacs in the periphery of the cornea creates a flattening of the central cornea, thereby improving the focus of light rays onto the retina to correct myopia. The Intacs placement procedure does not cut or remove tissue from the central optical zone of the cornea and therefore may reduce the risk of unwanted visual side-effects such as haze, halos and reduced night vision.

  KeraVision believes that Intacs corneal ring segments provide the following potential benefits for the treatment of myopia:

  . Long term, convenient vision correction with predictable results. Intacs provide a predictable long-term correction of mild myopia in a form more convenient than eyeglasses or contacts lenses and without the risks associated with laser alternatives that permanently remove tissue from the cornea.

  . Rapid visual recovery. Patients achieve significant vision improvements almost immediately. U.S. clinical trials showed that 81% of patients achieved vision of 20/40 or better within 24 hours and 92% of patients achieved vision of 20/40 or better within 30 days.

  . A simple, minimally invasive outpatient procedure with minimal post-operative pain in most cases. The Intacs corneal ring segment placement procedure was designed to promote ease of surgery utilizing standard instrumentation, with minimal trauma to the eye, and can typically be performed in less than 15 minutes. Post-operative pain experienced in the clinical trials was modest in most cases and was typically treated with only non-prescription pain relievers.

  . Easy to remove and replace. Intacs corneal ring segments can be easily removed in a brief, outpatient procedure. When removed during clinical trials, the patients' refractions returned to approximately the same level as measured prior to the Intacs placement by three months following removal, in most cases.

Strategy

  KeraVision's objective is to commercialize Intacs technology for the treatment of common vision problems on a worldwide basis. KeraVision's business strategy for achieving this objective includes the following key elements:

 Expand and promote surgeon acceptance of Intacs

  We are developing and implementing a roll-out strategy designed to promote the use of our Intacs technology by ophthalmic surgeons. As part of this strategy, we have focused on working with leading surgeons and academic centers in the design, development and clinical testing of our products. We believe that these surgeons and institutions influence the awareness and adoption of new technologies by other surgeons. To promote further physician awareness, we have devoted significant resources to publishing research papers and presenting clinical and technical data at major ophthalmology conferences. In addition, to achieve rapid and broad distribution to the estimated 8,000 ophthalmic surgeons in the United States, we have established two distinct sales channels including:

  . a direct sales force of 11 people and 4 manufacturers' representatives to market Intacs directly to independent ophthalmic surgeons, and

  . commercial agreements with three leading vision correction surgery providers who are currently affiliated with approximately 600 ophthalmic surgeons.

  Our surgeon training and skills transfer program is designed to ensure the standardization of the Intacs placement procedure and reduce the time required for a surgeon to become proficient in the procedure thereby facilitating the integration of Intacs in the surgeons' practices.

 Increase consumer awareness and demand for Intacs

  We intend to increase awareness and demand for Intacs through the following initiatives:

  . Branding of Intacs. Intacs is the first consumer branded product that addresses the vision correction surgery market.

  . Generating word of mouth referrals. We believe that our emphasis on providing standardized surgeon training and post-training guidance will result in higher levels of patient satisfaction and therefore a greater number of personal referrals.

  . Consumer awareness and marketing campaign. Our public relations efforts have resulted in a significant amount of publicity for Intacs corneal ring segments including coverage in over 300 television news programs and over 3,000 newspaper articles in the U.S. since January 1999. We intend to expand our direct-to-consumer marketing efforts to include regional consumer advertising which could involve radio, print or television media.

 Expand our existing product portfolio

  We intend to develop additional products to treat a broad range of vision disorders based on our Intacs technology. For example, we are currently conducting a U.S. Phase III trial for a product to treat myopia in both higher ranges (-3.1 to -4.5 diopters) and lower ranges (-0.75 to -1.0 diopter). In addition, we have recently initiated a second feasibility trial outside the United States for our initial hyperopia product based on the results we achieved in an earlier trial. We have also successfully treated a small number of patients with pure astigmatism and are in the early stages of development with a product designed to treat myopia concurrent with astigmatism greater than +1.0 diopter. We have designed these products to retain the benefits of our Intacs technology including maintaining the integrity of the central optical zone and the option of removability.

 Utilize advanced development methods to reduce new product development cycle time

  KeraVision seeks to use advanced scientific and engineering methods, which include the use of sophisticated modeling techniques, to reduce our new product development time. These advanced methods improve our ability to understand the optical, mechanical and biological effects of inserting Intacs or other potential products into the cornea to correct common vision disorders. We believe that this approach allows us to improve the design of our existing and potential products and increase our understanding of product performance prior to commencing clinical trials.

 Strengthen our proprietary position

  We intend to continue to aggressively protect our proprietary Intacs technology and to expand our patent portfolio as we develop additional products. Our patent strategy involves thoroughly protecting the device, instrumentation as well as the procedures required to insert Intacs. As of June 30, 1999, KeraVision had 25 U.S. and 51 foreign patents issued and 141 pending patent applications worldwide. These issued patents and pending patent applications cover various aspects of Intacs technology, including Intacs corneal ring segments, methods of use, instruments and related materials, as well as other vision correction technologies.

Intacs and Instruments

  The initial design of Intacs corneal ring segments consisted of an optically clear split ring made of PMMA. In order to simplify the surgical procedure, KeraVision modified the design of Intacs corneal ring segments in 1995 into two, thin half-circles of PMMA, each with an arc measurement of 150 degrees. The two half-circles are placed in the periphery of the cornea at a diameter of approximately eight millimeters. KeraVision has extensively studied the relationship between physical parameters of Intacs and corneal curvature change. As a result of these studies, KeraVision believes that a small number of Intacs sizes, with minor variations in their dimensions, can produce a wide range of corneal curvature change and could provide treatment for a substantial segment of those people with myopia. KeraVision has developed Intacs corneal ring segments in six different thicknesses ranging from 0.21 mm to 0.45 mm. At present, the FDA has approved three of these thicknesses (0.25, 0.30 and 0.35 mm) for commercial use in the U.S.

  KeraVision has developed proprietary surgical instruments to be used for the insertion of Intacs. These stainless steel and titanium instruments include a marking instrument, a centering guide and stromal separators. KeraVision's instruments have been designed to standardize the Intacs placement procedure and reduce the variability associated with differing levels of surgical skill by, among other things, showing the surgeon where to make the corneal incision and aiding the surgeon in placing Intacs at the desired depth. The purchase of KeraVision's instruments represents a relatively small capital investment compared to the cost of equipment required for surgeons performing LASIK or PRK procedures.

The Intacs Corneal Ring Segment Placement Procedure

  The placement of Intacs corneal ring segments is a simple, minimally invasive procedure that can be performed on an outpatient basis typically in 15 minutes or less. The procedure is usually performed using topical anesthetic eyedrops. The procedure in part includes surgical techniques and ophthalmic surgical instruments that are widely used by and familiar to ophthalmic surgeons. The procedure requires a single incision of less than two millimeters outside of the central optical zone of the cornea. The incision is located at the top of the eye under the eyelid.

  The Intacs corneal ring segment placement procedure consists of the following steps. The ophthalmic surgeon uses a guide to mark the geometric center of the cornea. Using the reference mark, a marking instrument is used to mark the line of incision on the cornea outside the central optical zone and the location where the ring segments are to be placed. A small entry incision is then made to approximately two-thirds of the depth of the cornea and the layers of the stroma at the bottom of the incision are separated. The stroma, which comprises 90% of the cornea, consists of 500 to 700 overlapping layers of tissue that can be easily separated. The surgeon places the centering guide over the eye, introduces each stromal separator through the small entry incision and rotates each stromal separator, spreading the layers of the stroma to create a circular subsurface tunnel in the periphery of the cornea. The surgeon then removes the stromal separator and the centering guide. Intacs corneal ring segments are introduced into the tunnel and rotated into place. Patients generally experience substantial and immediate improvement in vision. The amount of postoperative pain experienced by patients in Intacs clinical trials has been minimal for most patients and is typically treated only with nonprescription pain relievers. Most patients resume their normal activities within two to three days. In addition, since Intacs corneal ring segments are inserted below the nerve endings of the cornea, patients do not feel the presence of Intacs in the eye.

Clinical Trials Results

  Myopia. Since 1991, ophthalmic surgeons have utilized Intacs technology for the treatment of myopia in 1,787 patient eyes in clinical trials conducted in the United States and throughout the world. KeraVision's clinical trials have been designed to demonstrate the safety and efficacy of Intacs corneal ring segments and the safety of the surgical procedure used to insert Intacs. The safety and efficacy of Intacs corneal ring segments was evaluated using standard ophthalmic techniques. KeraVision initiated clinical trials using the initial design of Intacs in 1991 in both the United States and Brazil. In September 1994, KeraVision completed enrollment of a 90-patient FDA Phase II myopia trial using the initial design of Intacs. In September 1996, KeraVision completed enrollment of the group of 150 U.S. Phase II myopia patients with a modified design of Intacs. In November 1996, KeraVision initiated an expanded Phase II myopia trial involving 59 patient eyes to evaluate moderate myopia (-
3.5 to -5.0 diopters). In October 1996, KeraVision received FDA approval to commence a ten-center, 360-patient Phase III clinical trial for myopia in the United States and began that trial in December 1996. KeraVision completed the enrollment for the trial in May 1997. Our initial Pre-Market Approval (PMA) application was based on data from the PMA cohort, a group of 452 patients enrolled in the Intacs Phase II and Phase III clinical trials. Three thicknesses (0.25, 0.30 and 0.35mm) of Intacs corneal ring segments were evaluated. Intacs were successfully placed in 449 eyes out of 454 surgical attempts. After 12 months of follow-up, data were available for 97.6% of the PMA cohort patients. In January 1998, KeraVision received FDA approval to expand the Phase III trial to evaluate three additional thicknesses (0.21, 0.40, and 0.45 mm). This approval permitted KeraVision to implant Intacs corneal ring segments into one eye of each of

120 patients (40 patient eyes for each thickness), but required KeraVision to obtain additional approval from the FDA before implanting the second eye in those patients or enrolling any additional patients. In 82 of the enrolled 118 patients, KeraVision inadvertently implanted Intacs corneal ring segments into the patients' second eye prior to obtaining the required approval. On July 8, 1999, KeraVision reported these unauthorized implantations in the patients' second eye to the FDA in a filing that requested permission to enroll an additional 240 patients and approval to implant the second eyes of the 118 patients already enrolled. The FDA has not yet responded to KeraVision's filing. No assurance can be given that the FDA will respond favorably to KeraVision's request, or that the FDA will not take some action because of the unauthorized implantations, which could significantly delay the trial and/or impose substantial additional costs. KeraVision has also conducted two myopia clinical trials in Europe. The results from these trials are comparable with KeraVision's clinical trials in the United States. In addition, KeraVision has begun a trial for myopia in Singapore.

  Intacs corneal ring segments have been removed from 39 patient eyes from the PMA cohort. Intacs corneal ring segments can be easily removed in a brief, outpatient procedure. The Intacs removal rate for the Phase III trial was 4.3% as compared to 9.6% from the earlier Phase II trial. Reasons for Intacs removals included: one for infection, 15 for patient dissatisfaction with correction achieved (undercorrection, overcorrection or induced astigmatism), 19 for patient dissatisfaction with visual symptoms (glare, halos, difficulty with night vision, etc.) and four for other reasons. There have been no clinically significant complications associated with Intacs removal procedures. The removal results demonstrate that the refractions returned to preoperative levels by three months following removal, in most instances. Best spectacle-corrected visual acuity was 20/20 or better in all cases following removal.

  The first procedure for the treatment of myopia using Intacs was performed in 1991, and to date more than 1,700 procedures have been conducted using Intacs corneal ring segment technology in clinical trials. Although KeraVision has developed eight-year clinical data on the safety and efficacy of Intacs in correcting myopia, it has limited long-term safety and efficacy data. We cannot assure you that long-term safety and efficacy data when collected will be consistent with these clinical trial results and will demonstrate that Intacs can be used safely and successfully to treat myopia in a broad segment of the population or on a long-term basis.

  All surgical procedures, including the Intacs placement procedure, involve some inherent risk of complications. For the PMA cohort, five patients experienced safety-related complications for an overall incident rate of 1.1%. All five patients recovered with no clinically significant effects. Adverse events include: one infection, one shallow Intacs corneal ring segment placement, one temporary loss of 2 lines of best corrected visual acuity and two corneal perforations. During the 12 months of follow up, there was a 4.5% incidence of removal and a 0.9% incidence of exchange procedures. Other complications included: overcorrection, reduction in central corneal sensation, difficulty with night vision, undercorrection, induced astigmatism, blurry vision, double vision, halos, glare, corneal blood vessels, and fluctuating distance vision. No patient has had a lasting injury to the eye or sustained any material loss of best corrected vision. In many patients, deposits have been observed in the stromal tunnel next to the Intacs corneal ring segments. In all cases, the deposits were confined to the stromal tunnel with no effect on patients' vision. Although KeraVision believes that these deposits are not complications, we cannot assure you that this will be the case on a long-term basis.

  All of these complications have also been observed in connection with other refractive surgery techniques. Although KeraVision believes these complications may be mitigated, KeraVision cannot assure you that these or other complications will not be serious or lasting or will not impair or preclude KeraVision from retaining existing regulatory approvals or obtaining regulatory approvals for our products or the acceptance of these products by patients or ophthalmologists.

  Hyperopia. Treatment for correction of hyperopia consists of implanting six rectangular segments made of PMMA placed in the periphery of the cornea. These segments steepen the center of the cornea and flatten the periphery. Each segment is 2.0 mm long and 0.8 mm wide, with a thickness ranging from 0.25 to
0.45 mm. Patients requiring +1.0 to +3.0 diopters of hyperopia correction have experienced significant improvement in their vision. After 12 months following the placement procedure, 50% of patients achieved vision of 20/20 or better, 93% saw 20/25 or better, and 100% saw 20/40 or better. Because only a limited number of patients to date have received the treatment for hyperopia, KeraVision will need to treat additional patients to characterize the range and predictability of correction prior to moving to a large scale trial. We have initiated a second feasibility trial at several additional sites in Europe.

  Astigmatism. KeraVision has studied a potential product that uses arc segments to treat pure astigmatism. This device utilizes the core Intacs technology for the treatment of myopia and the segments are manufactured from the same material as Intacs. A similar surgical technique is used to implant the segments in the eye. In August 1994 and March 1995, KeraVision implanted arc segments in eight astigmatic patients. Clinical results showed that these patients exhibited improvement in their vision. KeraVision is pursuing broader experimentation and analysis, but has not enrolled further patients due to the perceived smaller size of the potential market compared to the markets for myopia and hyperopia.

Marketing and Sales

 United States

  Our U.S. marketing roll-out objective is to gain acceptance of Intacs corneal ring segments by both ophthalmic surgeons and consumers. We have established two distribution channels to begin the initial marketing efforts to the estimated 8,000 ophthalmic surgeons, of which an estimated 2,000 are currently performing refractive surgery. The first channel is our direct sales force. We have recently added 11 refractive surgery business specialists and 4 manufacturers' representatives to market directly to ophthalmic surgeons. These specialists and representatives have extensive backgrounds in both the sales of ophthalmic products and in new product introductions. The second channel involves the use of newly-created Refractive Surgery Provider Groups. These groups have emerged primarily to market laser-based refractive surgery procedures. We have signed purchasing or distribution agreements with Laser Vision Centers, Inc., NovaMed Eyecare, Inc. and ARIS Vision giving us access to approximately 600 ophthalmic surgeons affiliated with these organizations.

 Surgeon Acceptance. Our marketing program for ophthalmic surgeons involves several key elements, including a Skills Transfer Program and a Practice Integration Program.

  We believe our success depends on well-trained surgeons to ensure successful outcomes from their first patients onward. High levels of patient satisfaction will develop the critical mass of patients required to start and sustain the word-of-mouth process, an established driver of refractive procedure volume growth. Prior to performing the Intacs corneal ring segment placement procedure, ophthalmologists are required to go through KeraVision Surgeon Training. Our training program is guided by six leading ophthalmologists who are part of the KeraVision's Senior Training Faculty and are highly experienced with the Intacs technology. The classes include a comprehensive lecture and a surgical wet lab that can accommodate up to 20 ophthalmologists. A detailed training manual is provided to each of the program attendees. Following the initial training, we provide experienced personnel to provide on-site guidance for the ophthalmologists through their first series of procedures. Through June 30, 1999, we have trained 243 surgeons, including both primary doctors and their associates.

  KeraVision's marketing program includes significant post-training efforts to ensure rapid integration of Intacs into each surgeon's practice. Our integration process includes education of the office staff, development of patient education materials, including brochures and videos and seminars with optometrists in the region.

  Prior to attending the training sessions, doctors are required to purchase an initial kit consisting of two instrument sets, a vacuum system and 18 Intacs corneal ring segments for a total price of $45,000. If desired, the instrumentation may be leased at a cost slightly less than $1,000 per month. We intend to derive our initial revenues from kit sales while working to build underlying procedure volumes to maintain and grow future revenues.

  Consumer Acceptance. In addition to personal referrals, we intend to increase awareness of Intacs corneal ring segments through several other approaches. First, we have engaged in a public relations strategy that has resulted in coverage on over 300 TV news programs and 3,000 print articles since January 1999. Second, many ophthalmic practices currently use extensive marketing efforts to market laser procedures. We believe that practices which integrate Intacs corneal ring segments will use their own resources to advertise and perform other activities to build procedure volume. Third, we may elect to conduct co-operative advertising in conjunction with these practices. Fourth, once there is a sufficient number of doctors trained and an adequate level of interest in Intacs corneal ring segments established within a region, we believe that a regional consumer marketing campaign can then be used to increase further market acceptance. Part of our strategy is to create the Intacs brand, which is the first branded product within the refractive surgery market. The development of a brand identity can facilitate consumer adoption by allowing consumers to ask for the product by name, enabling focused advertising and fostering general awareness.

  Our initial marketing effort will focus on the estimated 20 million Americans who are within the treatment range of our first product. The number of people in this range could potentially represent 40 million procedures. The current market for refractive surgery procedures in the United States is estimated to be 950,000 in 1999. It is estimated that as much as 20% of these procedure volumes are within the currently approved Intacs range of correction. Our efforts have focused on enhancing consumer awareness, thus increasing the volume of Intacs placement procedures to drive sales of Intacs corneal ring segments. We are also seeking to expand the market for refractive surgery to reach those consumers who have an interest in refractive surgery but are concerned with other vision correction surgical procedures that do not allow for the option of removal and placement.

 Canada

  KeraVision received approval in Canada in May 1998 to sell Intacs for the treatment of myopia in the range of -1.0 to -5.0 diopters of correction, along with related instruments. KeraVision focused its initial marketing efforts on developing seven sites to become proficient in the Intacs corneal ring segment placement procedure, to be able to discuss the Canadian experience with Intacs corneal ring segments and to potentially serve as training centers. KeraVision then formally announced the product launch in October 1998. KeraVision targeted the Vancouver area for the purpose of training a high percentage of the refractive surgeons in the region and testing the effect of consumer advertising on patient flow to those centers.

 Europe/Other

  Upon obtaining the right in November 1996 to market Intacs corneal ring segments in European Union countries, KeraVision commenced a sales and marketing program concentrated in parts of France, Germany and Austria. As part of this program, KeraVision established a European headquarters in Paris, France. A small sales office in France handles sales of Intacs corneal ring segments in the French market. A distributor sells KeraVision's products in Germany and Austria.

  From information obtained in the course of conducting the training sessions and from consumer marketing studies, KeraVision determined that the overall refractive surgery market in France and Germany was significantly less than that of the United States on a per capita basis, and that the refractive surgery markets in those countries do not appear to be growing at a substantial rate, if at all. This lack of growth may be related in part to the lack of a delivery or referral channel whereby potential patients can easily reach the ophthalmic surgeon, rather than the non-surgical ophthalmologists and opticians who may tend to recommend that a patient not consider refractive surgery. Further, restrictions on direct broad scale advertising hinders the expansion of consumer awareness of refractive surgery. It is expected that because of these and other factors the refractive surgery market and the market for Intacs corneal ring segments will be slow to develop in Europe. KeraVision, however, is seeking to expand its reach to other European countries by adding additional distributors. KeraVision has concluded or is near completion of agreements with distributors in Spain, Switzerland, the Benelux region, Greece, and the United Kingdom. KeraVision has also updated its agreement with its Italian distributor. KeraVision has completed distribution agreements with companies in Israel, South Africa and Mexico.

 Asia

  In July 1998, KeraVision commenced our first clinical trial in Asia, with the initiation of a myopia trial in Singapore. We have signed a distribution agreement with a South Korean distributor to begin the work on product registration in South Korea. We are reviewing our plans for expanding into other areas in the Pacific Rim.

Patents and Proprietary Rights

  One of KeraVision's primary strategies has been to develop a strong proprietary patent position with respect to Intacs technology. As of June 30, 1999, KeraVision had 141 pending patent applications worldwide and had been awarded 25 United States patents and 51 foreign patents. These issued patents and pending patent applications cover various aspects of Intacs technology, including Intacs corneal ring segments, methods of use, instruments and related materials, as well as other vision correction technologies. The expiration dates of the United States issued patents range from 2002 to 2016. KeraVision's policy is to protect its technology by, among other things, filing patent applications relating to important aspects of its Intacs technology and other vision correction technology. KeraVision has entered into confidentiality agreements with its contract manufacturers to protect the proprietary nature of its technology.

Manufacturing

  KeraVision manufactures Intacs in its facility in Fremont, California using a computer-controlled machining process. KeraVision has limited volume manufacturing capacity and is building experience in manufacturing medical devices and other products. To be successful, we must manufacture our products and potential products in commercial quantities in compliance with regulatory requirements at acceptable costs. Production of commercial-scale quantities will involve technical challenges for us. As we establish our own commercial-scale manufacturing capability for Intacs corneal ring segments, we could incur significant scale-up expenses including the need to expand our facilities and personnel. KeraVision may seek collaborative arrangements with other companies to manufacture products and potential products, including Intacs. The manufacturer of KeraVision's potential products will be subject to periodic inspection by regulatory authorities. Any such operations must undergo compliance inspections conducted by the FDA and equivalent inspections conducted by state and foreign officials. We cannot assure you that any KeraVision manufacturer will be able to successfully pass these inspections on a timely basis or at all. In addition, we cannot assure you that KeraVision will be able to develop clinical or commercial-scale manufacturing capabilities at acceptable costs or enter into agreements with third parties with respect to these activities. In many cases, instruments and other purchased materials critical for production are sole-sourced.

  KeraVision has several sole-sources for sterilization, tools and equipment, the PMMA raw material and other elements necessary to manufacture Intacs and the related instrumentation. If we are dependent upon third parties for the manufacture of our products, our profit margins and ability to develop and deliver such products on a timely basis may be adversely affected. Moreover, we cannot assure you that such third parties will adequately perform, and any failures by these parties may impair our ability to deliver products on a timely basis or otherwise impair our competitive position.

  Intacs are made from PMMA, a polymer widely used in implantable intraocular lenses since 1952. PMMA cast sheet is purchased from a sole supplier and is stored at KeraVision prior to release to production. KeraVision believes it could develop the capability over a significant time period to manufacture PMMA cast sheet internally if this sole-source were to become unavailable. Any change in materials used for Intacs would require additional testing, regulatory review and approval, which could result in significant manufacturing and shipping delays. See "Risk Factors--KeraVision will need to find a new supplier for the raw material we use in manufacturing our products."

Research and Development

  KeraVision has been engaged in the research and development of Intacs technology since its inception in 1986. The development effort has incorporated both extensive clinical testing as well as laboratory testing to determine the effect of various configurations and insertion techniques for Intacs technology. Some of the analytical techniques employed include computer modeling using finite element analysis, optical ray tracing and various corneal topography measurement instruments. These approaches aid in determining the expected change in the shape of the cornea, the pattern of light distribution through the cornea and curvature of the cornea achieved with various designs. The analytical approaches are used in conjunction with information determined from both feasibility studies and expanded clinical trials to determine the best design to move forward in the testing cycle. For the three years ended December 31, 1998, our expenditures for research and development were approximately $10.9 million, $10.8 million, and $11.4 million, respectively.

  KeraVision has also used these approaches to begin work on potential products for astigmatism and hyperopia. KeraVision has begun investigations into refinements for the existing product for myopia, including myopia concurrent with high level of astigmatism and potential treatments for higher and lower levels of myopic correction.

Competition

  Intacs corneal ring segments compete with other treatments for refractive problems, including eyeglasses, contact lenses, and other refractive surgery procedures such as PRK and LASIK. In addition, other refractive surgery technologies are currently under development, including the intraocular contact lens ("ICL"), radio frequency keratoplasty ("RFK"), and "refractive" intraocular lenses. The ICL seeks to correct refractive errors by placing a lens inside the eye between the natural lens and the iris. The ICL is currently available for sale in Europe. RFK uses radio-frequency energy to change the shape of the cornea. Currently, this treatment has been approved for use in Canada but has not been approved for use in the United States. Refractive intraocular lenses ("IOL") involve the placement of an intraocular lens behind the cornea for the correction of vision problems. Significant competitive factors in the industry include efficacy of vision correction, safety, reliability, convenience and price. The healthcare field is characterized by extensive research and rapid technological change. At any time, competitors may develop and bring to market new products or surgical techniques with vision correction capabilities superior to those of Intacs corneal ring segments or which would otherwise render Intacs corneal ring segment technology obsolete.

  Other companies, most of which are larger and better financed than KeraVision, are engaged in the refractive surgery market. Several companies, including Summit Technology, Inc., VISX and Nidek, Inc. have received approval to market their products in the United States. In addition to Summit Technologies and VISX, there are a number of other large entities that currently market and sell laser systems overseas for use in refractive surgery, several of whom are seeking to obtain approval with the FDA to sell their products in the United States.

  KeraVision's competition will be determined in part by those refractive surgery products that are ultimately approved for sale by regulatory authorities. The relative speed at which KeraVision is able to develop its potential products, complete the necessary governmental and regulatory approval processes for those products and manufacture and market commercial quantities of the products will be important competitive factors.

Government Regulation

  FDA's Premarket Clearance and Approval Requirements. Unless an exemption applies, each medical device that we wish to market in the U.S. must receive either "510(k) clearance" or "PMA approval" in advance from the U.S. Food and Drug Administration pursuant to the Federal Food, Drug, and Cosmetic Act. The FDA's 510(k) clearance process usually takes from four to 12 months, but it can last longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain and generally takes from one to three years or even longer.

  The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency perceives is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting 510(k) clearance, unless an exemption applies. The premarket notification must demonstrate that the proposed device is "substantially equivalent" in intended use and in safety and effectiveness to a legally marketed "predicate device" that is either in class I, class II, or is a "preamendment" class III device (i.e., one that was in commercial distribution before May 28, 1976) for which the FDA has not yet decided whether to require PMA approval.

  After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer's decision not to seek a new 510(k) clearance, the agency may retroactively require the manufacturer to submit a premarket notification requiring 510(k) clearance. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance is obtained.

  Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a legally marketed predicate device, are placed in class III. Intacs are regulated by the FDA as a class III device. Such devices are required to undergo the PMA approval process in which the manufacturer must prove the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, manufacturing and labeling.

  Upon submission, the FDA determines if the PMA application is sufficiently complete to permit a substantive review, and, if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on deficiencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's recommendation is important to the FDA's overall decision making process.

  If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include postapproval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval.

  After the approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA application often require the same type of information as a premarket approval application, except that the supplement is limited to the information needed to support any changes from the product covered by the original PMA application, and may not require the submission of clinical data or the convening of an advisory committee. A new PMA or PMA supplement will be required to expand the Intacs approval beyond mild myopia to new ranges of myopia, and to hyperopia and astigmatism.

  A clinical trial may be required in support of a 510(k) submission or PMA application. Such trials generally require an Investigational Device Exemption application approved in advance by the FDA for a limited number of patients, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate institutional review boards at the clinical trial sites.

  Pervasive and Continuing FDA Regulation. A number of regulatory requirements apply to marketed devices, including Intacs. These requirements include labeling regulations, the Quality System Regulation (which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures), the Medical Device Reporting regulation (which requires that manufacturers report to the FDA certain types of adverse events involving their products), and the FDA's general prohibition against promoting products for unapproved or "off label" uses. Class II devices also can have special controls such as performance standards, postmarket surveillance, patient registries, and FDA guidelines that do not apply to class I devices.

 Other Regulation

  KeraVision is also subject to regulation by the Occupational Safety and Health Administration and the Environmental Protection Agency and to regulation under the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the National Environmental Policy Act and other regulatory statutes, and may in the future be subject to other federal, state or local regulations. In addition, new or modified regulations may be promulgated governing Intacs or KeraVision's potential products that may be more restrictive or that may otherwise alter or affect KeraVision's research and development programs. We cannot assure you that KeraVision will not be required to incur significant costs to comply with these laws and regulations in the future or that such laws and regulations will not have a materially adverse effect upon KeraVision's ability to do business. KeraVision is unable to predict whether any agency will adopt any regulation that would have a material adverse effect on KeraVision's operations.

  All of the above described government regulation and product approval risks apply to Intacs corneal ring segments and will apply to any future potential product of KeraVision. Government regulation may become more restrictive in the future. We cannot assure you that KeraVision will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws and regulations will not have a material adverse effect upon KeraVision's ability to conduct business.

European Government Regulation and Product Testing

  Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Export sales of investigational devices that have not received FDA marketing approval may be subject to FDA export permit requirements. As KeraVision begins to sell products in additional foreign markets it will be required to obtain an FDA export permit and comply with foreign regulations for each of these markets. A delay in obtaining the necessary approvals or failing to comply with regulatory requirements could have a material adverse effect on KeraVision's business, financial condition and results of operations.

  The regulatory environment in Europe for medical devices differs significantly from that in the United States. A total of 19 European countries are grouped in a union with the objective of establishing a single market without internal borders among the member countries and eliminating divergent national requirements. The members of the European Union include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, the United Kingdom, Iceland, Norway, Switzerland and Lichtenstein.

  Products that comply with the requirements of a specified EC medical directive are entitled to bear CE marking. Since July 14, 1998, all commercial medical device products have been required to bear CE marking. It is illegal to market these products in the European Union without a CE marking.

  To obtain a CE marking, the product must be assessed and found to conform to the applicable directive. This assessment is carried out by the manufacturer, in most cases with the assistance of a third party certification organization known as a "notified body." The notified body assessment may consist of an audit of the manufacturer's quality system or specific testing of the product. A manufacturer can sell a product throughout the European Union once it secures an assessment by a notified body in one of the European Union countries.

  The European Union has adopted two directives to regulate medical devices, including the "Active Implantable Medical Devices Directive" ("AIMDD") and the "Medical Devices Directive," ("MDD") and has proposed a third directive, the "In Vitro Diagnostic Directive," ("IVDD") to harmonize the regulatory requirements for medical devices.

  Medical devices such as Intacs are regulated under the MDD. A manufacturer may affix CE marking after a determination that the product complies with the essential requirements of this directive and completion of the appropriate conformity assessment procedure as specified by the directive. The conformity assessment requirements are based upon a given product's classification within the directive. Products within the scope of the directive are grouped within four classes: Class I, IIA, IIB and III. A product with a higher classification is considered to have higher risk, and will therefore be subject to more controls in order to obtain CE marking. Intacs have been designated as a Class IIB device. Essential requirements under the directive include substantiating that the device meets the manufacturer's performance claims and that any undesirable side effects of the device constitute an acceptable medical risk when weighed against the intended benefits of the device.

  There are two basic options for assessing conformity of devices designated as Class IIB. The first option allows a manufacturer to seek a decision from the notified body that the processes employed in the design and manufacture of a device qualify as a full quality system. Alternatively, manufacturers can seek product certification based on various control schemes. KeraVision obtained qualification of its processes as a full quality system. Approval of KeraVision's full quality system has been achieved through ISO 9001 and EN 46001 certification by an approved notified body. The full quality system encompasses the organizational structure, responsibilities, procedures, processes and resources necessary to assure quality assurance in design, development, production, installation and servicing of its medical devices.

  The Medical Devices Directive also covers the instrumentation supplied by KeraVision for the purpose of implanting Intacs. These instruments are classified as Class I and therefore are not subject to full quality assurance system requirements.

  Once a manufacturer has satisfactorily completed the regulatory compliance tasks required by the directive and received a favorable decision from the notified body, it may affix CE marking to its product. Based on the current regulatory laws, no additional premarket approvals in the individual European Union countries are required. Custom-made devices and devices intended for clinical investigation do not bear CE marking and are subject to particular requirements under the Directive. Manufacturers are required to report serious adverse incidents concerning CE marked devices to the authorities of the countries where the incidents take place. If such incidents occur, the manufacturer may have to take remedial action, perhaps including withdrawal of the product from the European market.

  The directives must be transposed into national law in order to be applied. All member states of the European Union have completed this transposition. This transposition process has not created significant differences among the member states of the European Union with respect to compliance with the essential requirements and the conformity assessment process. However, meaningful differences have emerged in at least the following areas: authorities' evaluation of proposed clinical investigation, notification of products and activities, handling of adverse event reporting and language requirements for labels and instructions for use. As the directive does not cover distribution practices, healthcare financing and purchasing, it is expected that there will be significant regulatory variances from country to country in these areas.

  KeraVision obtained conformity certification under Annex II of the MDD in October 1996 from a notified body and thus achieved the right to affix the CE marking to Intacs corneal ring segments in November 1996. The right to affix the CE mark can be withdrawn by the notified body and no assurance can be given that it will be obtained again in a timely fashion or at all. Furthermore, there can be no assurance that KeraVision's notified body will retain its status as a "notified body."

Data and Safety Monitoring Board

  KeraVision has established an independent Data and Safety Monitoring Board to serve in a medical monitoring capacity and to review the collective safety and efficacy data generated from KeraVision's various clinical trials. In addition, the members of the Monitoring Board examine representative patients from the United States investigational sites, provide medical advice to the clinical investigators, review any safety-related complications and provide suggested guidelines for patient management to the investigators. The Monitoring Board currently consists of three prominent ophthalmologists. Additional individuals will be added to the Monitoring Board, as required. The members of the Monitoring Board are not allowed to be clinical investigators for Intacs.

Employees

  As of June 30, 1999, KeraVision had 140 full-time employees consisting of 51 in manufacturing, 38 in research and development, 36 in sales and marketing, and 15 in general and administration. KeraVision also has contracts with outside consultants. KeraVision considers relations with its employees to be good. None of KeraVision's employees is covered by a collective bargaining agreement.

  KeraVision and its business strategy depends in large part on the ability of KeraVision to attract and retain key management, technical, manufacturing, sales and marketing and other operating personnel. KeraVision will need to develop expertise and add skilled personnel or retain consultants in such areas as research and development, clinical testing, government approvals, sales, marketing and manufacturing in the future. The loss of the services of one or more members of the research or management group or the inability to hire additional personnel and develop expertise as needed could have a material adverse effect on KeraVision. KeraVision has an employment agreement with only one of its employees.

Properties

  KeraVision's primary facilities occupy a total of approximately 40,000 square feet of space in two locations in Fremont, California. The facilities are subject to leases which expire in December 1999 for the 13,000 square feet facility, and July 2004 for the 27,000 square feet facility. The larger facilities house the manufacturing, R&D and administrative departments. The smaller facility houses the sales and marketing, regulatory and clinical departments. The current monthly rent is approximately $41,000. KeraVision's European sales facilities occupy approximately 3,300 square feet of space in Chatenay-Malabry, France. The facility is subject to a lease which expires in July 2001. The current monthly rent is approximately $4,500. KeraVision believes that this space is adequate for its immediate needs, and that it will be able to renew its lease or obtain additional space as necessary.

Legal Proceedings

  There are no material legal proceedings to which KeraVision is a party or of which any of its property is the subject.

                                   MANAGEMENT

Directors and Officers of KeraVision

  The following table sets forth certain information concerning our directors and executive officers:

    Name                    Age                     Position
Thomas M. Loarie/2/ ......   53 Chairman of the Board, Chief Executive Officer
                                and President

Darlene E. Crockett-            Vice President, Regulatory Affairs and Clinical
 Billig...................   46 Research

Mark D. Fischer-Colbrie...   43 Vice President, Finance and Administration, and
                                Chief Financial Officer

David Heniges.............   55 Vice President, Europe

Richard Meader............   53 Vice President, Quality Assurance

Edward R. Newill..........   46 Vice President, North American Marketing and
                                Sales

Thomas A. Silvestrini.....   47 Vice President, Research and Development

Michael A. Taylor.........   49 Vice President, Corporate Relations

Robert P. Wood............   40 Vice President, Manufacturing

Charles Crocker/1/,/5/ ...   60 Director

Lawrence A.
 Lehmkuhl/1/,/5/ .........   62 Director
Kshitij Mohan/3/ .........   54 Director


Arthur M. Pappas/3/,/4/ ..   51 Director

Peter L. Wilson/3/,/4/ ...   54 Director


---------------------
/1/Term on board expires in 2000.
/2/Term on board expires in 2001.
/3/Term on board expires in 2002.
/4/Member of Audit Committee.
/5/Member of Compensation Committee.

  Thomas M. Loarie has served as President, Chief Executive Officer and Chairman of the board of directors of KeraVision since September 1987. From 1985 until joining KeraVision, Mr. Loarie served as President of ABA BioManagement, a management service firm specializing in medical technology start-ups, and from 1984 to 1985 he served as President of Novacor Medical Corporation, a manufacturer of cardiovascular implants. Prior to 1984, Mr. Loarie held management positions in four divisions of American Hospital Supply Corporation, now Baxter International, a manufacturer of healthcare products, serving most recently as President of the American Heyer-Schulte Division, where he was responsible for bringing several new implantable devices to the markets of neurosurgery, oncology, urology, plastic surgery and wound management as well as rebuilding American Heyer-Schulte's international business. Mr. Loarie holds a B.S. degree in engineering from the University of Notre Dame and has completed graduate work in business administration at the Universities of Chicago and Minnesota. Mr. Loarie also serves as a director of the Health Industry Manufacturers Association and of the California Healthcare Institute.

  Darlene E. Crockett-Billig has served as Vice President, Regulatory Affairs and Clinical Research of KeraVision since February 1988. From 1986 to 1988, she served as Regulatory Affairs Manager for CooperVision Ophthalmic Products, an ophthalmic device manufacturer, where she was responsible for all FDA submissions, product approval strategies and regulatory compliance. Prior to that time, Ms. Crockett-Billig spent ten years in management and laboratory supervision positions with Miles Laboratories and

Medtronic, Inc., two healthcare products manufacturers. Ms. Crockett-Billig received her B.A. in Biology from Augustana College and her M.B.A. from the College of St. Thomas, Minnesota.

  Mark D. Fischer-Colbrie has served as Vice President, Finance and Administration and Chief Financial Officer of KeraVision since March 1992. From 1983 to 1992, Mr. Fischer-Colbrie held several senior financial positions, most recently as Vice President, Controller, at Maxtor Corporation, a manufacturer of computer disk drives. Prior to 1983, he worked for four years with a subsidiary of Xerox Corp. in accounting and finance. Mr. Fischer-Colbrie holds a B.A. from Stanford University and an M.B.A. in Finance and Marketing from the University of California at Berkeley.

  David Heniges has served as Vice President, Europe of KeraVision since July 1998. Mr. Heniges was most recently Vice President Global Marketing for Baxter International's Cardiovascular Surgery Division. Prior to that position, Mr. Heniges was Vice President Worldwide Business Development for IOLAB, a division of Johnson & Johnson. Mr. Heniges worked for Johnson & Johnson for 23 years. Mr. Heniges received his B.S. in Sociology with a minor in Science from Oregon State University.

  Richard Meader has served as Vice President, Quality Assurance of KeraVision since September 1998. Prior to that time, Mr. Meader was most recently Vice President Regulatory and Quality Affairs for B. Braun/McGaw Inc. During his 23-year tenure with B. Braun/McGaw Inc., Mr. Meader was responsible for introducing the company's Total Quality Management program and instituting efficiencies that reduced quality related costs. Mr. Meader received his B.S. in Chemistry from the University of California Los Angeles.

  Edward R. Newill has served as Vice President, North American Marketing and Sales of KeraVision since May 1996. Mr. Newill has 20 years of international experience in a broad range of surgical specialties including plastic surgery, which like vision correction surgery is consumer-based and non-reimbursed by insurers. Mr. Newill held management positions with Mentor from 1990 to 1996. Mr. Newill holds a B.S. in General Business from Miami University and a Masters in International Management from American Graduate School of International Management.

  Thomas A. Silvestrini has served as Vice President, Research and Development of KeraVision since July 1990. Prior to joining KeraVision, Mr. Silvestrini spent 12 years in senior management and project positions, including Manager of Research and Development, Project Leader, and Senior Research Scientist, with the Corporate Research Center of the Hospital Products Group for the Pfizer Corporation, a manufacturer of healthcare products. He has received 11 patents for medical devices and has an additional 12 patents pending. Mr. Silvestrini received his B.S. in Chemical Engineering and his M.S. in Organic Chemistry from the University of Minnesota.

  Michael A. Taylor has served as Vice President, Corporate Relations since June 1999. He directed KeraVision's communications programs as an outside consultant starting in 1993. Prior to joining KeraVision, Mr. Taylor served as Vice President, Corporate Relations for American Medical International, Inc. He earlier served as a press aide to a member of Congress and as a newspaper reporter. Mr. Taylor holds a B.A. in journalism from Central Oklahoma State University.

  Robert P. Wood has served as Vice President, Manufacturing of KeraVision since April 1996. From 1994 to 1996, Mr. Wood was Operations Manager of Allergan, Inc.'s Waco, Texas medical device and pharmaceutical facility. From 1987 to 1994 Mr. Wood held management positions with Abbott Laboratories. Mr. Wood holds a B.S. in Mechanical Engineering from Texas A&M University.

  Charles Crocker has served as a director of KeraVision since January 1987. Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc. from 1974 to September 1997. Since September 1997, Mr. Crocker has served as Chairman, President and CEO of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company (formerly BEI Electronics, In.), a medical device company specializing in diagnostic and therapeutic products for the women's healthcare market. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker holds a B.S. degree from Stanford University and a M.B.A. from the University of California at Berkeley. Mr. Crocker also serves as a director of Fiduciary Trust Company International and Pope & Talbot, Inc.

  Lawrence A. Lehmkuhl has served as a director of KeraVision since August 1992. From 1985 to 1994, Mr. Lehmkuhl was the Chairman, President and Chief Executive Officer of St. Jude Medical, Inc., a medical device manufacturer. Prior to 1985, Mr. Lehmkuhl spent 18 years in management positions with American Hospital Supply Corporation. Mr. Lehmkuhl holds a B.B.A. from the University of Iowa. Mr. Lehmkuhl is also a director of Nutrition Medical, Inc.

  Kshitij Mohan has served as a director of KeraVision since January 1997. From 1995 to present, Dr. Mohan has served as Corporate Vice President for research and technical services at Baxter International Inc. Dr. Mohan previously served as a director of device evaluation at the Food and Drug Administration's Center for Devices and Radiological Health. Dr. Mohan holds a B.S. in Physics from Patna University, a M.S. in Physics from University of Colorado, and a Ph.D. in Physics from Georgetown University. Dr. Mohan also serves as a director of the Health Industry Manufacturers Association.

  Arthur M. Pappas has served as a director of KeraVision since January 1997. Mr. Pappas is Chairman and Chief Executive Officer of A.M. Pappas & Associates, LLC, an international consulting, investment and venture company that works with early to mid-stage life science companies, technologies and products. Prior to founding A.M. Pappas & Associates in 1994, he was a director on the main board of Glaxo Holdings plc with executive responsibilities for operations in Asia Pacific, Latin America, and Canada. In this capacity, he was Chairman and Chief Executive Officer of Glaxo Far East (Pte) Ltd. and Glaxo Latin America Inc., as well as Chairman of Glaxo Canada Inc. He has held various senior executive positions with Abbott Laboratories International Ltd., Merrell Dow Pharmaceuticals, and the Dow Chemical Company, in the United States and internationally. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University. Mr. Pappas also serves as a director of Quintiles Transnational Corp., GeneMedicine Inc., Embrex Inc., and AtheroGenics Inc.

  Peter L. Wilson has served as a director of KeraVision since August 1998. Mr. Wilson is currently President and Chief Executive Officer of Patent Education Systems. He is the former President of Procter & Gamble's Richardson Vicks USA. In 1972, Mr. Wilson joined the marketing department of Richardson Vicks/Merrell Pharmaceuticals, rising to President and General Manager of the Vidal Sassoon Division in 1984 and President and General Manager of the Personal Care Division in 1986. He was appointed president of Richardson Vicks in 1990. Mr. Wilson holds a B.S. in Geology from Princeton University and an M.B.A. from Columbia University.

  In addition, John Galantic has agreed to accept the position of Chief Operating Officer of KeraVision pending his election to this position by the board of directors. In connection with his employment in July 1999, he was granted an option to purchase 120,000 shares of common stock, which option vests over four years, and a grant of 11,034 shares of restricted stock, which shares are subject to vesting over two years. From January 1997 to July 1999, Mr. Galantic was General Manager of SmithKline Beecham Consumer Healthcare, Belgium. From April 1993 to December 1996, he was Director of Category Management on a global basis for SmithKline Beecham's respiratory and smoking cessation products. Prior to April 1993, Mr. Galantic spent seven years at Proctor & Gamble in a variety of marketing and sales assignments in both the U.S. and Europe.

  Steven M. Henderson has agreed to accept the position of Vice President, Sales of KeraVision. Previously, Mr. Henderson was U.S. Field Sales Director at Bausch & Lomb's Surgical Division. Prior to that, he was National Sales Director at a division of Chiron Corporation.

                             PRINCIPAL STOCKHOLDERS

  We have described the "beneficial ownership" of KeraVision's common stock in the following table according to the Securities and Exchange Commission's rules. Those rules treat a stockholder as owning any shares covered by a stock option, warrant or other convertible security that the stockholder could exercise or convert within 60 days after the date of this prospectus, even if they have not actually been exercised or converted. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

Common stock

  The following table sets forth the beneficial ownership of KeraVision's common stock as of June 30, 1999 for:

  . each person who is known by KeraVision to beneficially own more than five percent of our common stock;

  . each of our directors and named executive officers;

  . all directors and executive officers as a group.

  Unless otherwise indicated in the table, the address of each stockholder identified in the table is 48630 Milmont Drive, Fremont, California 94538. Each percent of ownership assumes that, in addition to the 14,078,476 shares actually outstanding on June 30, 1999, any shares of common stock covered by an option, warrant or other convertible security owned by the stockholder that could be issued within 60 days, but no other stockholder, were also outstanding. Information with respect to beneficial ownership provided in the following table is based upon information furnished by each director and officer or contained in filings made with the Securities and Exchange Commission.

                                                        Number
                                                     beneficially Percent held
Name and Address                                         held
Goldman Sachs & Co(1)...............................  1,454,139      10.3%
 85 Broad Street
 New York, NY 10004

Entities affiliated with Donaldson, Lufkin &
 Jenrette, Inc.(2) .................................  1,649,070      10.5%
 3000 Sand Hill Road
 Menlo Park, CA 94025

Sprout Capital VIII, L.P. ..........................  1,347,264       8.7%
 3000 Sand Hill Road
 Menlo Park, CA 94025


Charles Crocker(3)..................................    176,943       1.3%
Darlene E. Crockett-Billig(4).......................    141,037       1.0%
Mark Fischer-Colbrie(5).............................    104,118        *
Lawrence A. Lehmkuhl(6).............................     27,000        *
Thomas M. Loarie....................................    491,733       3.5%
Kshitij Mohan(7)....................................      5,000        *
Edward R. Newill....................................      1,834        *
Arthur M. Pappas(8).................................     27,000        *
Thomas A. Silvestrini(9)............................    200,867       1.4%
Peter L. Wilson(10).................................     14,500        *
All directors and officers as a group
 (14 persons)(11)...................................  1,221,877       8.6%

---------------------
 * Less than 1%

(1) On August 10, Goldman Sachs & Co. filed a Schedule 13G/A reporting current beneficial ownership of 772,644 shares of common stock, representing 5.5% of the outstanding common stock.

(2) Includes shares issuable upon the conversion of Series B preferred stock held by DLJ Capital Corporation, Sprout Capital VIII, L.P., Sprout CEO Fund, L.P., Sprout Venture Capital, L.P. and DLJ ESC II, L.P. DLJ Capital Corporation is the managing general partner of Sprout Capital VIII, L.P., and the general partner of the Sprout CEO Fund, L.P. and Sprout Venture Capital, L.P. Donaldson, Lufkin & Jenrette, Inc. directly owns all of the capital stock of DLJ Capital Corporation and is the ultimate parent of the manager of DLJ ESC II, L.P., and, as such, may be deemed to beneficially own indirectly all the shares held by DLJ Capital Corporation and DLJ ESC II, L.P. As of March 31, 1999, the Equitable Companies Incorporated beneficially owned directly and indirectly, 71.3% of Donaldson, Lufkin & Jenrette, and, as such, may be deemed to beneficially own indirectly the shares held by DLJ Capital Corporation and DLJ ESC II, L.P.

(3) Shares attributable to Mr. Crocker include 55,215 shares held by Fund FBO Charles Crocker. Includes 10,000 shares issuable upon options exercisable within 60 days.

(4) Includes 31,267 shares issuable upon options exercisable within 60 days.

(5) Includes 27,501 shares issuable upon options exercisable within 60 days.

(6) Includes 10,000 shares issuable upon options exercisable within 60 days.

(7) Represents 5,000 shares issuable upon options exercisable within 60 days.

(8) Includes 5,000 shares issuable upon options exercisable within 60 days.

(9) Includes 2,975 shares issuable upon options exercisable within 60 days.

(10) Includes 2,500 shares issuable upon options exercisable within 60 days.

(11) Shares attributable to directors and officers as a group include 126,088 shares issuable upon options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the material terms of the capital stock of KeraVision is qualified by reference to the amended and restated certificate of incorporation of KeraVision, the certificate of designation of rights, preferences and privileges of Series A participating preferred stock, the certificate of designation of rights, preferences and privileges of Series B redeemable convertible preferred stock and the Preferred Shares Rights Agreement, dated as of August 18, 1997. See "Where You Can Find More Information."

  The authorized capital stock of KeraVision currently consists of 30,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. Each share of KeraVision common stock trades with KeraVision rights. See "--Stockholder Rights Plan." As of June 30, 1999, there were outstanding 14,078,476 shares of KeraVision common stock, no shares of KeraVision Series A preferred stock and 530,714 shares of KeraVision Series B preferred stock.

KeraVision Common Stock

  Holders of KeraVision common stock are entitled to receive dividends or distributions that are lawfully declared by the KeraVision board, to have notice of any authorized meeting of stockholders, and to one vote for each share of KeraVision common stock on all matters which are properly submitted to a vote of KeraVision stockholders. As a Delaware corporation, KeraVision is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation or other dissolution of KeraVision, holders of KeraVision common stock will have the right to a ratable portion of the assets that remain after the full payment of amounts owed to KeraVision's creditors, the payment of all KeraVision liabilities and the aggregate liquidation preferences of any outstanding shares of KeraVision preferred stock. The holders of KeraVision common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of KeraVision common stock are, and the shares of KeraVision common stock proposed to be issued in this offering will be, validly issued, fully paid and non-assessable.

KeraVision Preferred Stock

  KeraVision's charter authorizes the KeraVision board to issue preferred stock in one or more series, to establish the number of shares in any Series and to set the designation, preferences, rights, qualifications and restrictions on each series of preferred stock.

 Series A Participating Preferred Stock

  In connection with the adoption of the rights plan, the KeraVision board has designated 30,000 shares of preferred stock as Series A participating preferred stock. The Series A preferred shares purchasable upon exercise of the KeraVision Rights will not be redeemable. Each share of Series A preferred stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per KeraVision common share. If KeraVision is liquidated, the holders of the Series A preferred shares will be entitled to a preferential liquidation payment equal to accrued but unpaid dividends plus the greater of $1,000 per share and 1,000 times the aggregate per share amount to be distributed to the holders of KeraVision common stock. Each Series A preferred share will have 1,000 votes, voting together with the holders of the KeraVision common stock, except as required by law or the certificate of designation relating to the Series A preferred stock. In a merger, consolidation or other transaction in which KeraVision common stock is changed or exchanged, each Series A preferred share will be entitled to receive 1,000 times the amount received per share of KeraVision common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the dividend, liquidation and voting rights of the Series A preferred shares, the value of the one one-thousandth interest in a share of Series A preferred stock purchasable upon exercise of each KeraVision right should approximate the value of one share of common stock.

 Series B Preferred Stock

  KeraVision's board of directors designated 662,500 shares of preferred stock as Series B convertible preferred stock. The Series B preferred stock is entitled to receive preferential quarterly dividends at the rate of seven percent per annum. These quarterly dividends are payable, at the election of KeraVision, in either cash or additional shares of Series B preferred stock. No dividends may be paid to the holders of KeraVision common stock, other than dividends paid in KeraVision common stock, until all accrued but unpaid dividends have been paid to the holders of the Series B preferred stock. As of June 30, 1999, there were accrued dividends in the amount of $297,200, calculated at a rate of $2.24 per share of Series B preferred stock per annum, which will be paid in the form of 6,671 additional shares of Series B preferred stock. The preferential nature of the Series B preferred shares may impair KeraVision's ability to pay dividends on its common stock in the future.

  Each Series B preferred share is convertible at the option of the holder into four shares of common stock at $8.00 per share. The Series B preferred shares are convertible at KeraVision's option after June 12, 2000 if the price of its common stock exceeds $16.00 per share. The conversion rate is subject to adjustment in the event of circumstances which are described in the certificate of designation relating to the Series B preferred shares, including:

  . if the then-current value of the common stock is below $8.00 per share on June 12, 2000;

  . If KeraVision issues additional stock, with limited exceptions such as stock issued in connection with employee stock option plans, stock issued upon the conversion of Series B preferred stock and various financing transactions, without consideration or for less than the conversion rate then in effect; or

  . if KeraVision executes a stock split.

The rate of conversion of Series B preferred shares to shares of common stock has no maximum limit. As a result, the conversion of the Series B preferred shares into common stock may cause the interest of the holders of KeraVision common stock to be diluted.

  The Series B preferred shares are redeemable at the option of the holders after June 12, 2003 for $32.00 per share plus all accrued and unpaid dividends.

  Holders of the Series B shares are entitled to have notice of any authorized meeting of stockholders. At a meeting of stockholders, holders of the Series B preferred stock are entitled to vote together with holders of KeraVision common stock on all matters upon which holders of KeraVision common stock are entitled to vote. Each share of Series B preferred stock is entitled to one vote for each share of KeraVision common stock into which a share of Series B preferred stock is convertible. In addition, so long as there are 300,000 shares of Series B preferred stock outstanding, the holders of Series B preferred shares are entitled to elect one member of the KeraVision board.

  The holders of Series B preferred stock received registration rights for shares of our common stock, into which the preferred stock is convertible. A registration statement on Form S-3 is currently on file with the SEC pursuant to which the holders of our Series B preferred stock may publicly resell the shares of our common stock that they will receive at the time they convert their shares of Series B preferred stock.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

  Delaware Anti-Takeover Law. We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law ("DGCL"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election), (ii) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder, (iii) upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer) or (iv) the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

  Limitation of Officer and Director Liability and Indemnification
Arrangements Our Amended and Restated Certificate of Incorporation provides that an officer or director of ours will not be personally liable to us or our stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

Transfer Agent and Registrar

  Boston EquiServe, L.P. is the transfer agent and registrar for the common stock.

Stockholder Rights Plan

  The KeraVision board has adopted a rights plan. The rights plan is designed to help our board maximize stockholder value in the event of a change of control of KeraVision and otherwise to resist actions that the board considers likely to injure our stockholders. KeraVision believes that the rights plan will permit us to develop our business and foster our long-term growth without disruptions caused by the threat of a takeover not deemed by our board to be in our stockholder's best interests. Generally, the rights plan will encourage any potential acquirer to negotiate directly with our board. As a result, the rights plan may have the effect of deterring third parties from making proposals involving an acquisition or change of control of KeraVision, although such proposals, if made, might be considered desirable and beneficial by a majority of our stockholders. The rights plan could have the further anti-takeover effect of making it more difficult for third parties to acquire a majority of our common stock or to cause the replacement of our board.

  In August 1997, the KeraVision board declared a dividend of one preferred share purchase right for each outstanding share of common stock. Each KeraVision right entitles the holder to purchase one one-thousandth of a share of Series A preferred stock, at a price of $60.00 per share. The KeraVision rights are not now exercisable, and may never be exercisable. The KeraVision rights will expire on the earlier of (i) August 17, 2007, unless extended, or (ii) their redemption or exchange as described below. Until a KeraVision right is exercised, it confers no rights to a stockholder.

  In general, until the KeraVision rights are exercisable, redeemed or exchanged, each KeraVision Right will trade together with and cannot be separated from the underlying share of common stock on which the right was declared.

  The KeraVision rights will separate from the common stock if there is a "distribution date." A distribution date would occur on the tenth day after the earlier of (i) a public announcement that someone has obtained the right to acquire beneficial ownership of 20% or more of the outstanding shares of KeraVision common stock or (ii) the commencement or public announcement of a tender offer that would result in someone acquiring such ownership. If a distribution date occurs, the KeraVision rights would become exercisable and separately tradeable, and KeraVision would issue certificates for the KeraVision rights as soon as possible. Any KeraVision rights which belong to an acquiring person are null and void.

  KeraVision rights will attach to and be evidenced by each share of KeraVision common stock which is issued prior to a distribution date. Accordingly, the shares of KeraVision common stock issued by KeraVision in this offering, will evidence the related KeraVision rights and certificates representing these shares will contain a notation incorporating the rights plan by reference.

  The amount of Series A preferred stock that the holder of a KeraVision right is entitled to receive upon exercise of the KeraVision right and the purchase price payable upon exercise of the KeraVision right are both subject to adjustment.

  The KeraVision board may redeem the KeraVision rights in whole, but not in part, at a redemption price of $0.01 per KeraVision right, at any time before a distribution date. After a distribution date, the KeraVision rights may be redeemed only in very limited circumstances.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an Underwriting Agreement
dated       , 1999, the underwriters named below (the "underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, Prudential Securities Incorporated, and SG Cowen Securities Corporation, have severally agreed to purchase from us the respective numbers of shares of common stock set forth opposite their names below:

                                                                      Number of
        Underwriters                                                    Shares
Donaldson, Lufkin & Jenrette Securities Corporation..................
Dain Rauscher Incorporated...........................................
Prudential Securities Incorporated...................................
SG Cowen Securities Corporation......................................
                                                                      ---------
  Total.............................................................. 4,000,000
                                                                      =========

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

  The underwriters initially propose to offer the shares of common stock in part directly to the public at the public offering price set forth on the cover page of this prospectus and in part to certain dealers (including the
underwriters) at such price less a concession not in excess of $     per share.
The underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the common stock, the public offering price and other selling terms may be changed by the representatives of the underwriters at any time without notice.

  DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in this offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

  The following table shows the underwriting fees we will pay to underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                    Paid by
                                                                  KeraVision
                                                               -----------------
                                                                  No      Full
                                                               Exercise Exercise
Per share.....................................................  $        $
Total.........................................................  $        $

  We will pay the offering expenses, estimated to be $650,000.

  KeraVision will grant to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an additional 600,000 shares of our common stock at the public offering price less the underwriting fees. The underwriters may exercise their option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares of our common stock approximately proportionate to that underwriter's initial purchase commitment.

  We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect to those liabilities.

  Each of KeraVision, our executive officers and directors and certain stockholders have agreed, subject to certain exceptions, not to

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock for a period of 90 days after the date of this prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. During such 90-day period, KeraVision may grant stock options pursuant to KeraVision's existing stock option plan and may issue shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding as of the date of this prospectus. In addition, during such 90-day period, KeraVision has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of KeraVision has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

  Our shares of common stock are listed on The Nasdaq National Market under the symbol "KERA."

  The shares of common stock offered hereby may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

  Sprout Capital VIII, L.P., Sprout Capital VI, L.P., Sprout CEO Fund, L.P., Sprout Venture Capital, L.P., DLJ ESC II, L.P. and DLJ Capital Corporation (collectively, the "Sprout Entities") are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal Stockholders," the Sprout Entities beneficially own an aggregate of 1,649,070 shares of the outstanding common stock as of June 30, 1999, which represent more than 10% of the outstanding common stock. Of these shares 684,632 are subject to a voting trust agreement and are held and voted by an independent third party, as voting trustee.

  The underwriters and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the Securities and Exchange Commission. In general, a passive market maker may not bid for or purchase shares of common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

  In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of KeraVision's common stock. Specifically, the underwriters may over-allot the offering, creating a syndicate short position. The underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed common stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

  The validity of the common stock being offered will be passed upon for KeraVision by Latham & Watkins, Menlo Park, California. Orrick, Herrington & Sutcliffe LLP, San Francisco, California has acted as counsel for the underwriters in connection with this offering.

                                    EXPERTS

  Ernst & Young LLP, independent auditors, have audited KeraVision's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998. These consolidated financial statements have been included in this prospectus in reliance on the report of Ernst & Young LLP, independent auditors, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

  KeraVision files annual, quarterly and special reports, as well as registration and proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document filed with the SEC by KeraVision, including this registration statement on Form S-3 and exhibits, at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can get further information from the SEC's Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov which contains reports, registration statements and other information regarding registrants like KeraVision that file electronically with the SEC.

  This prospectus is part of a registration statement on Form S-3 filed by KeraVision with the SEC under the Securities Act of 1933 with respect to this offering of common stock. As permitted by the SEC, this prospectus, which constitutes part of the registration statement on Form S-3, does not contain all of the information in the registration statement filed with the SEC. For a fuller understanding of this offering, you can look at the complete registration statement on Form S-3 which may be obtained from the locations described above.

Incorporation by Reference

  The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to documents we filed with the SEC. We incorporate by reference the documents listed below, and all documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering. The information we incorporate by reference is part of this prospectus, and any later information that KeraVision files with the SEC will automatically update and supersede this information.

  The documents KeraVision incorporates by reference are:

  1. KeraVision's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended on May 3, 1999;

  2. KeraVision's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  3. KeraVision's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

  4. KeraVision's Current Report on Form 8-K filed on January 14, 1999;

  5. KeraVision's Current Report on Form 8-K filed on February 10, 1999;

  6. KeraVision's Current Report on Form 8-K filed on February 18, 1999;

  7. KeraVision's Current Report on Form 8-K filed on April 19, 1999;

  8. KeraVision's Current Report on Form 8-K filed on April 30, 1999;

  9. KeraVision's Current Report on Form 8-K filed on June 11, 1999;

  10. KeraVision's Current Report on Form 8-K filed on July 1, 1999;

  11. KeraVision's Current Report on Form 8-K filed on July 20, 1999;

  12. KeraVision's Amended Current Report on Form 8-K/A filed on August 3, 1999; and

  13. The description of KeraVision's common stock set forth in its registration statement on Form 8-A filed with the Commission on June 27, 1995.

  Documents incorporated by reference are available from KeraVision without charge, excluding all exhibits except those that have been specifically incorporated by reference in this Prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from KeraVision, 48630 Milmont Drive, Fremont, California 94538 (telephone 510-353-
3000); attention: Investor Relations. Our internet address is www.keravision.com.

                                KERAVISION, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................  F-2

Consolidated Balance Sheets..............................................  F-3

Consolidated Statements of Operations....................................  F-4

Consolidated Statements of Redeemable Convertible Preferred Stock and
 Stockholders' Equity (Net Capital Deficiency)...........................  F-5

Consolidated Statements of Cash Flows....................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

Unaudited Condensed Consolidated Balance Sheets.......................... F-17

Unaudited Condensed Consolidated Statements of Operations................ F-18

Unaudited Condensed Consolidated Statements of Cash Flows................ F-19

Notes to Unaudited Condensed Consolidated Financial Statements........... F-20

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
KeraVision, Inc.

  We have audited the accompanying consolidated balance sheets of KeraVision, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of KeraVision, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

February 3, 1999,
except for Note 9,
as to which the date
is March 25, 1999
San Jose, California

                                KERAVISION, INC.
                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                              December 31,
                                                            ------------------
                                                              1998      1997
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $  1,449  $  2,574
  Available-for-sale investments...........................    6,279    11,539
  Prepaid expenses and other current assets................    1,508     1,265
                                                            --------  --------
Total current assets.......................................    9,236    15,378
Property and equipment, at cost:
  Manufacturing and laboratory equipment...................    3,709     3,298
  Office furniture and fixtures............................      597       586
  Leasehold improvements...................................      636       383
                                                            --------  --------
                                                               4,942     4,267
Accumulated depreciation and amortization..................   (3,102)   (2,398)
                                                            --------  --------
  Net property and equipment...............................    1,840     1,869
Other assets...............................................      108        98
                                                            --------  --------
Total assets............................................... $ 11,184  $ 17,345
                                                            ========  ========
     LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL
                        DEFICIENCY)
Current liabilities:
  Accounts payable......................................... $  1,742  $  1,089
  Accrued payroll and related expenses.....................      581       489
  Accrued clinical trial costs.............................    1,282     1,211
  Other accrued liabilities................................      204       414
  Current portion of capital lease obligations.............      512       355
                                                            --------  --------
Total current liabilities..................................    4,321     3,558
Capital lease obligations..................................      821       850
Redeemable convertible series B preferred stock, no par
 value:
  Authorized shares--662,500;
  Issued and outstanding shares--562,500 at December 31,
   1998, aggregate liquidation preference of $20,520.......   17,489       --
Commitments and contingencies
Stockholders' equity (net capital deficiency):
  Preferred stock, par value $.001, 2,000,000 shares
   authorized, none issued and outstanding.................      --        --
  Common stock, par value $.001, 30,000,000 shares
   authorized,
   12,776,920 and 12,593,646 shares issued and outstanding
   in
   1998 and 1997, respectively.............................       13        13
  Additional paid-in capital...............................   80,162    76,540
  Deferred compensation....................................      (30)     (179)
  Accumulated other comprehensive income...................      109        44
  Accumulated deficit......................................  (90,092)  (62,678)
  Notes receivable from stockholders.......................   (1,609)     (803)
                                                            --------  --------
Total stockholders' equity (net capital deficiency)........  (11,447)   12,937
                                                            --------  --------
Total liabilities and stockholders' equity (net capital
 deficiency)............................................... $ 11,184  $ 17,345
                                                            ========  ========

                            See accompanying notes.

                                KERAVISION, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1998      1997      1996
Net sales....................................... $    835  $    355  $    137
Costs and expenses:
 Cost of sales and manufacturing expenses.......    4,386     3,701       319
 Research and development.......................   11,356    10,774    10,888
 Selling, general and administrative............    9,693     6,405     3,930
                                                 --------  --------  --------
Total costs and expenses........................   25,435    20,880    15,137
                                                 --------  --------  --------
Operating loss..................................  (24,600)  (20,525)  (15,000)
Interest income, net............................      563     1,129     2,121
                                                 --------  --------  --------
Net loss........................................  (24,037)  (19,396)  (12,879)
                                                 --------  --------  --------
Preferred stock dividends:
 Redeemable convertible series B................     (846)      --        --
 Deemed dividend (Note 5).......................   (2,531)      --        --
                                                 --------  --------  --------
Net loss applicable to common stockholders...... $(27,414) $(19,396) $(12,879)
                                                 ========  ========  ========
Basic and diluted net loss per share applicable
 to common stockholders......................... $  (2.16) $  (1.55) $  (1.04)
Shares used in calculation of basic and diluted
 net loss per share.............................   12,686    12,528    12,342


                            See accompanying notes.

                               KERAVISION, INC.
     CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
              (In thousands, except share and per share amounts)

                   Redeemable Convertible                                                           Accumulated
                       Preferred Stock       Common Stock    Additional                                Other
                   ----------------------- -----------------  Paid-In     Deferred   Comprehensive Comprehensive Accumulated
                     Shares      Amount      Shares   Amount  Capital   Compensation Income/(loss)    Income       Deficit
Balance at
December 31,
1995.............          --  $       --  12,262,845  $12    $75,710      $ (477)     $    --         $--        $ (30,403)
Issuance of
common stock upon
exercise of
options..........          --          --     181,957  --         404         --            --          --              --
Amortization of
deferred
compensation.....          --          --         --   --         --          149           --          --              --
Forgiveness of
notes receivable
from
stockholders, net
of accrued
interest.........          --          --         --   --         --          --            --          --              --
Comprehensive
income (loss):             --          --
Net loss.........          --          --         --   --         --          --        (12,879)        --          (12,879)
                                                                                       --------
Other
comprehensive
income (loss),
net of tax:                --          --
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....          --          --         --   --         --          --             18         --              --
 Foreign currency
 translation
 adjustments.....          --          --         --   --         --          --            (1)         --              --
                                                                                       --------
 Other
 comprehensive
 income..........          --          --         --   --         --          --             17          17             --
                                                                                       --------
Comprehensive
income (loss)....          --          --         --   --         --          --       $(12,862)                        --
                   ----------- ----------- ----------  ---    -------      ------      ========        ----       ---------
Balance at
December 31, 1996          --          --  12,444,802   12     76,114        (328)                       17         (43,282)
Issuance of
common stock upon
exercise of
options..........          --          --     148,844    1        426         --            --          --              --
Amortization of
deferred
compensation.....          --          --         --   --         --          149           --          --              --
Accrued interest
on notes
receivable from
stockholders.....          --          --         --   --         --          --            --          --              --
Comprehensive
income (loss):             --          --
Net loss.........          --          --         --   --         --          --        (19,396)        --          (19,396)
                                                                                       --------
Other
comprehensive
income, net of
tax:                       --          --
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....          --          --         --   --         --          --             26         --              --
 Foreign currency
 translation
 adjustments.....          --          --         --   --         --          --              1         --              --
                                                                                       --------
 Other
 comprehensive
 income..........          --          --         --   --         --          --             27          27             --
                                                                                       --------
Comprehensive
income (loss)....          --          --         --   --         --          --       $(19,369)        --              --
                   ----------- ----------- ----------  ---    -------      ------      ========        ----       ---------
Balance at
December 31,
1997.............          --          --  12,593,646   13     76,540        (179)                       44         (62,678)
Issuance of
common stock upon
exercise of
options..........          --          --     183,274  --         598         --            --          --              --
Issuance of
redeemable
convertible
series B
preferred stock,
net of issuance
costs............      562,500      14,112        --   --       2,531         --            --          --              --
Accretion of
dividends on
preferred stock..          --          150        --   --         --          --            --          --             (150)
Dividends on
preferred stock
to be
distributed......          --          696        --   --         --          --            --          --             (696)
Dividends on
series B
preferred stock
issuance related
to deemed
dividend (Note
5)...............          --        2,531        --   --         --          --            --          --           (2,531)
Amortization of
deferred
compensation.....          --          --         --   --         --          149           --          --              --
Issuance of
stockholder
notes............          --          --         --   --         --          --            --          --              --
Forgiveness of
notes receivable
from
stockholders, net
of accrued
interest.........          --          --         --   --         --          --            --          --              --
Accrued interest
on notes
receivable from
stockholders.....          --          --         --   --         --          --            --          --              --
Compensation
expense related
to employee stock
activity.........          --          --         --   --         493         --            --          --              --
Comprehensive
income (loss):             --          --
Net loss.........          --          --         --   --         --          --        (24,037)        --          (24,037)
                                                                                       --------
Other
comprehensive
income (loss),
net of tax:                --          --
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....          --          --         --   --         --          --            (42)        --              --
 Foreign currency
 translation
 adjustments.....          --          --         --   --         --          --            107         --              --
                                                                                       --------
 Other
 comprehensive
 income..........          --          --         --   --         --          --             65          65             --
                                                                                       --------
Comprehensive
income (loss)....          --          --         --   --         --          --       $(23,972)        --              --
                   ----------- ----------- ----------  ---    -------      ------      ========        ----       ---------
Balance at
December 31,
1998.............      562,500 $    17,489 12,776,920  $13    $80,162      $  (30)                     $109       $ (90,092)
                   =========== =========== ==========  ===    =======      ======                      ====       =========
                                    Total
                      Notes     Stockholders'
                    Receivable     Equity
                       From     (net capital
                   Stockholders  deficiency)
Balance at
December 31,
1995.............     $ (807)     $ 44,035
Issuance of
common stock upon
exercise of
options..........        --            404
Amortization of
deferred
compensation.....        --            149
Forgiveness of
notes receivable
from
stockholders, net
of accrued
interest.........         39            39
Comprehensive
income (loss):
Net loss.........        --        (12,879)
Other
comprehensive
income (loss),
net of tax:
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....        --             18
 Foreign currency
 translation
 adjustments.....        --            (1)
 Other
 comprehensive
 income..........        --            --
Comprehensive
income (loss)....        --            --
                   ------------ -------------
Balance at
December 31, 1996       (768)       31,765
Issuance of
common stock upon
exercise of
options..........        --            427
Amortization of
deferred
compensation.....        --            149
Accrued interest
on notes
receivable from
stockholders.....        (35)          (35)
Comprehensive
income (loss):
Net loss.........        --        (19,396)
Other
comprehensive
income, net of
tax:
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....        --             26
 Foreign currency
 translation
 adjustments.....        --              1
 Other
 comprehensive
 income..........        --            --
Comprehensive
income (loss)....        --            --
                   ------------ -------------
Balance at
December 31,
1997.............       (803)       12,937
Issuance of
common stock upon
exercise of
options..........        --            598
Issuance of
redeemable
convertible
series B
preferred stock,
net of issuance
costs............        --          2,531
Accretion of
dividends on
preferred stock..        --           (150)
Dividends on
preferred stock
to be
distributed......        --           (696)
Dividends on
series B
preferred stock
issuance related
to deemed
dividend (Note
5)...............        --         (2,531)
Amortization of
deferred
compensation.....        --            149
Issuance of
stockholder
notes............       (776)         (776)
Forgiveness of
notes receivable
from
stockholders, net
of accrued
interest.........         46            46
Accrued interest
on notes
receivable from
stockholders.....        (76)          (76)
Compensation
expense related
to employee stock
activity.........        --            493
Comprehensive
income (loss):
Net loss.........        --        (24,037)
Other
comprehensive
income (loss),
net of tax:
 Change in
 unrealized gain
 on available-
 for-sale
 securities, net
 of
 reclassification
 adjustments.....        --            (42)
 Foreign currency
 translation
 adjustments.....        --            107
 Other
 comprehensive
 income..........        --            --
Comprehensive
income (loss)....        --            --
                   ------------ -------------
Balance at
December 31,
1998.............    $(1,609)     $(11,447)
                   ============ =============

                            See accompanying notes.

                                KERAVISION, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (decrease) in cash and cash equivalents
                                 (in thousands)

                                                    Year Ended December 31,
                                                   ----------------------------
                                                     1998      1997      1996
Cash flows from operating activities:
 Net loss........................................  $(24,037) $(19,396) $(12,879)
 Adjustments to reconcile net loss to net cash
  used in operating
  activities:
  Depreciation and amortization..................       704       652       448
  Issuance of stockholders' notes receivable.....      (776)      --        --
  Interest receivable on stockholders' notes.....       (76)      (35)      (41)
  Expenses related to employee stock activity,
   including amortization of deferred
   compensation..................................       688       149       229
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets....      (115)       32    (1,025)
    Accounts payable.............................       653       116       528
    Other accrued liabilities....................       (47)      504       391
                                                   --------  --------  --------
   Net cash used in operating activities.........   (23,006)  (17,978)  (12,349)
                                                   --------  --------  --------
Cash flows from investing activities:
 Purchases of available-for-sale investments.....   (22,214)  (20,620)  (40,402)
 Sales of available-for-sale investments.........    25,210    11,408    10,790
 Maturities of available-for-sale investments....     2,201    21,474     5,855
 Capital expenditures............................      (675)     (545)   (1,550)
 Other assets....................................       (10)       49       (77)
                                                   --------  --------  --------
   Net cash provided by (used in) investing
    activities...................................     4,512    11,766   (25,384)
                                                   --------  --------  --------
Cash flows from financing activities:
 Principal payments under capital lease
  obligations....................................      (480)     (427)     (156)
 Proceeds from sales-leaseback of capital
  equipment......................................       608       495     1,073
 Proceeds from issuance of equity securities, net
  of repurchases.................................       598       427       404
 Proceeds from issuance of redeemable convertible
  Series B
  preferred stock, net of issuance costs.........    16,643       --        --
                                                   --------  --------  --------
    Net cash provided by financing activities....    17,369       495     1,321
                                                   --------  --------  --------
Net decrease in cash and cash equivalents........    (1,125)   (5,717)  (36,412)
Cash and cash equivalents at the beginning of the
 year............................................     2,574     8,291    44,703
                                                   --------  --------  --------
Cash and cash equivalents at the end of the
 year............................................  $  1,449  $  2,574  $  8,291
                                                   ========  ========  ========
Supplemental disclosure of non-cash financing
 activities:
Accrued and deemed dividends related to preferred
 stock...........................................  $  3,227  $    --   $    --
                                                   ========  ========  ========
Accretion related to preferred stock.............  $    150  $    --   $    --
                                                   ========  ========  ========
Supplemental disclosures of cash flow information
Cash paid for interest...........................  $    123  $    140  $     25
                                                   ========  ========  ========

                            See accompanying notes.

                                KERAVISION, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

 Organization and Basis of Presentation

  KeraVision, Inc. ("KeraVision" or the "Company") was incorporated on November 6, 1986 in the State of California and reincorporated in the State of Delaware on July 25, 1995. On August 2, 1995, the Company completed its initial public offering ("IPO") by issuing 3,600,000 shares of common stock in exchange for net proceeds of $44.4 million.

  The Company was founded to develop and commercialize proprietary medical products for the treatment of common vision problems. On December 23, 1986, the Company acquired certain equipment and patent rights from Kera Associates, a partnership, in exchange for 425,000 shares of the Company's common stock issued to the former partners of Kera Associates. The assets were recorded at the predecessor's cost basis. As part of the transaction with Kera Associates, the Company acquired the exclusive license, existing between Kera Associates and an outside third party, to develop and market the licensor's "proprietary rights," as defined, relating to the development of certain instruments used in the insertion of Intacs corneal ring segments, the Company's initial potential product. The term of the license agreement will continue until the expiration of the last expiring patent then existing or developed thereafter by the licensor relating to the proprietary rights. Royalties are payable based upon sales of Intacs or the instruments.

 Management's Plans and Financing

  The Company's financial statements are prepared and presented on a basis assuming it continues as a going concern. At December 31, 1998, the Company had an accumulated deficit of $90.0 million and incurred a net loss of $24.0 million for the year then ended.

  On December 23, 1998, the Company announced that it had entered into a definitive merger agreement to acquire Transcend Therapeutics, Inc. (Nasdaq:
TSND) and its anticipated net cash balance of about $8 million (see Note 8). In March 1999, the Company entered into a senior term loan agreement providing for borrowings of $5,000,000, which was advanced on March 25, 1999 (see Note 9-- Subsequent Events).

  Management's planned expenditures for 1999 exceed current cash, cash equivalents and available-for-sale investments and the funds from the Transcend acquisition and the senior term loan. The Company will need to obtain additional funds to continue its research and development activities, fund operating expenses and pursue regulatory approvals for its products under development. Management believes that sufficient funds will be available from additional investors to support planned operations through December 1999. The Company intends to raise additional funds through the sale of its equity securities and/or debt financing. The Company may also enter into collaborative arrangements with corporate partners that could provide the Company with additional funding in the form of equity, debt or license fees in exchange for the Company's rights with respect to certain markets or technology. There can be no assurance that the Company will be able to raise any additional funds or enter into any such collaborative arrangements on terms favorable to the Company, or at all. If the Company is unable to obtain the necessary additional capital, significant reductions in spending and the delay or cancellation of planned activities or more substantial restructuring options may be necessary. In such event, the Company intends to implement expense reduction plans in a timely manner to enable the Company to manage operating cash requirements through December 31, 1999. These actions would have material adverse effects on the Company's business, results of operations, and prospects.

 Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS
130). FAS 130 establishes standards for the

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

reporting and display of comprehensive income and its components in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The Company adopted FAS 130 in 1998. The impact to the Company as a result of the adoption of FAS 130 was immaterial as there was no significant difference between the Company's net loss reported and the comprehensive net loss under FAS 130 for the periods presented.

 Segment Information

  The Company operates in one business segment, which is the development, production and marketing of medical products for the treatment of common vision problems. The Chief Executive Officer has been identified as the Chief Operating Decision Maker (CODM) because he has final authority over resource allocation decisions and performance assessment. The CODM does not receive discrete financial information about individual components or geographical information.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

 Concentration of Credit Risk and Other Risks

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and accounts receivables. The Company was founded to develop and commercialize proprietary medical products for the treatment of common vision problems. The Company generally does not require collateral. The Company maintains allowances for credit losses, and such losses have been within management's expectations.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company continually reviews long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminuation in value is determined.

 Depreciation and Amortization

  Depreciation is provided on a straight-line basis over assets' estimated useful lives of three to five years. Assets acquired under capital leases are amortized on a straight-line basis over the lesser of the assets' useful life or the term of the lease.

 Cash, Cash Equivalents, and Available-for-Sale Investments

  The Company considers all highly liquid investments with a maturity of three months or less from the date of purchase to be cash equivalents. All other liquid investments are classified as available-for-sale and consist

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

primarily of short-term investment grade securities, all of which mature within the next twelve months. The Company is exposed to credit risk in the event of default by the financial institutions or issuers of investments only to the extent recorded on the balance sheet. At December 31, 1998 and 1997, the Company's liquid assets were composed of deposits with banks and investments in U.S. Government securities, corporate debt securities, certificates of deposits, auction market preferred stocks and money market funds. Investments include reverse repurchase agreements with major financial institutions. Due to the short-term nature of the reverse repurchase agreements, the Company generally does not take possession of the underlying securities.

  Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1998 and 1997, all debt and equity securities are designated as available-for-sale. Available-for-sale securities are carried at fair value as determined by reference to quoted market prices, with the unrealized gains and losses reported in stockholders' equity (net capital deficiency). The amortized cost of debt securities in this category is adjusted for the amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other expense. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

 Revenue Recognition

  The Company recognizes revenues from product sales upon shipment. The Company provides allowances for estimated bad debts and sales returns, which have not been material to date. Customers do not have significant return privileges. Product sales in 1997 were composed principally of sales to the European market through the Company's French sales office and German distributor. In 1998, approximately 51% of the Company's sales were generated from its limited product launch into the Canadian market, and the balance of the sales were in Europe.

 Net Loss Per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Due to the Company's net loss in all periods presented, net loss per share includes only weighted average shares outstanding. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the FAS 128 requirements.

 Advertising Expenses

  The cost of advertising is recorded as an expense when incurred. Advertising costs for the years ended December 31, 1998 were $1.7 million. Advertising expenses for the years ended December 31, 1997, and 1996 were immaterial.

 Accounting for Employee Stock Options

  The Company accounts for stock-based compensation issued to employees and directors, including outside directors, using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25). No grants were made to outside directors subsequent to December 15, 1998. The Company's policy is to grant options with an exercise price equal to the

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

fair market value of the Company's common stock on the date of the grant. Accordingly, no compensation cost, other than the compensation discussed in
Note 6, has been recognized in the Company's statements of operations. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) (see Note 6).

 Income Taxes

  Income taxes are calculated under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the liability method is used in accounting for income taxes, which includes the effects of temporary differences between financial and taxable amounts of assets and liabilities.

2. Investments

  At December 31, 1998, the Company's investments were composed of the following (in thousands):

                                                             Gross    Estimated
                                                           Unrealized   Fair
                                                     Cost    Gains      Value
   Money market instruments........................ $  215   $ --      $  215
   Certificates of deposit.........................    165     --         165
   Auction rate preferred..........................  1,875     --       1,875
   Corporate debt securities.......................  4,859       2      4,861
                                                    ------   -----     ------
   Available-for-sale investments..................  7,114       2      7,116
   Included in cash and cash equivalents...........  (837)     --       (837)
                                                    ------   -----     ------
   Included in available-for-sale investments...... $6,277   $   2     $6,279
                                                    ======   =====     ======

  The $7,116,000 included in available-for-sale investments matures in less than one year. During 1998, 1997 and 1996 there were no gross realized gains or losses.

  At December 31, 1997, the Company's investments were composed of the following (in thousands):

                                                            Gross    Estimated
                                                          Unrealized   Fair
                                                  Cost      Gains      Value
   Money market instruments..................... $ 2,574    $ --      $ 2,574
   Certificates of deposit......................     659      --          659
   U.S treasury bills & other governmental
    agency obligations..........................   3,003      --        3,003
   Corporate debt securities....................   7,835       42       7,877
                                                 -------    -----     -------
                                                  14,071       42      14,113
   Included in cash and cash equivalents........  (2,574)     --       (2,574)
                                                 -------    -----     -------
   Included in available-for-sale investments... $11,497    $  42     $11,539
                                                 =======    =====     =======

  The $11,539,000 included in available-for-sale investments matures in less than one year.

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


3. Capital Lease Obligations

  The Company leases certain office and manufacturing equipment under capitalized leases which expire in 2002. The total future minimum lease payments under capital leases as of December 31, 1998 are as follows (in thousands):

       Years ended December 31:
       1999............................................................. $  646
       2000.............................................................    563
       2001.............................................................    233
       2002.............................................................    150
                                                                         ------
       Total minimum lease payments.....................................  1,592
       Amounts representing interest....................................   (259)
                                                                         ------
       Present value of minimum lease payments..........................  1,333
       Less current portion.............................................   (512)
                                                                         ------
       Noncurrent portion............................................... $  821
                                                                         ======

  The cost of assets under capital leases at December 31, 1998 and 1997 were $2,552,000 and $1,987,000 with related accumulated amortization amounting to $1,293,000 and $851,000, respectively.

4. Commitments and Contingencies

 Leases

  The Company rents office facilities under operating lease agreements which expire at various dates through 1999. The facility lease agreement provides for an option for the Company to extend the lease for an additional five years. Aggregate annual rental commitments under noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

       1999............................................................... $261
       2000...............................................................  --
                                                                           ----
       Total minimum lease payments....................................... $261
                                                                           ====

 Legal Matters

  The Company is involved in a claim arising in the ordinary course of business. The Company believes this matter will be resolved without material adverse effect on the Company's financial position, results of operations or cash flows.

5. Redeemable Convertible Preferred Stock

  On June 12, 1998, the Company issued 562,500 shares of the Company's series B redeemable convertible preferred stock (the "Series B Shares") at $32.00 per share. The series B shares are entitled to receive quarterly dividends at the rate of seven percent (7%) per annum, payable, at the election of the Company, in either cash or additional series B shares, as described in the Certificate of Designation of Rights, Preferences and Privileges of series B convertible preferred stock (the "Certificate of Designation"). Each series B share is immediately convertible, at the option of the holders, into four shares of common stock at $8.00 per share. The series B shares are convertible at the Company's option, at the applicable conversion rate which is currently $8.00 per share, after two years if the price of the Company's common stock exceeds $16.00 per share. The

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

conversion rate is subject to adjustment in the event of certain circumstances described in the Certificate of Designation, including if the then-current value of the common stock is below $8.00 per share on June 12, 2000. The series B shares are redeemable, at $32 per share, at the option of the holders after five (5) years. The cumulative quarterly dividends as of December 31, 1998 were approximately $696,000. For the year ended December 31, 1998, preferred dividends of $696,000, accretion of $150,000 and the deemed dividends, representing the difference, at the date of issuance, between the market value of the Company's common stock of $9.125 at June 12, 1998 and the conversion price of the Company's series B convertible preferred stock of $2.5 million are added to the net loss to arrive at net loss applicable to common stockholders. The difference between the carrying value of the preferred stock and the aggregate redemption value is being accreted as preferred stock dividends over the five year redemption period.

  Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the series B convertible preferred stock unless, prior thereto, the holders of shares of series B convertible preferred stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to $32 per share and in the event such payment is made on or before June 12, 2000, an amount equal to $4.48 per share, less (i) the accrued dividends and (ii) dividends previously paid. Preferred stockholders are additionally entitled to any dividends distributed to common stockholders.

6. Stockholders' Equity

 Stock Options

  In June 1995, the Company adopted the 1995 Stock Plan (the "1995 Plan") and the 1995 Directors' Option Plan (the "Directors' Plan"). A total of 800,000 and 150,000 shares were reserved for issuance under the 1995 Plan and the Directors' Plan, respectively. Options outstanding under the Company's 1987 Stock Plan continue to be governed by such Plan. Common stock options may be granted to employees, consultants and directors. Options granted under the 1995 Plan may be either incentive stock options or nonstatutory stock options, determined at the compensation committees' discretion. Options granted under the Directors' Plan must be nonstatutory options. In August 1997, the Company adopted the 1997 Stock Plan (the "1997 Plan"). A total of 300,000 shares were reserved for issuance under the 1997 Plan. Options granted under the 1997 Plan must be nonstatutory stock options. Options are generally granted at an exercise price (as determined by the compensation committee) equal to an amount of not less than the fair value per share on the date of and become exercisable pursuant to the applicable terms of the grant. The term of any option shall not be greater than ten years from the date of grant.

  In October 1998, the board of directors authorized the Company to offer all employees the opportunity to cancel certain previously granted options in exchange for new options with four year vesting and fair market value prices of $5.938. The repriced options may not be exercised prior to October 28, 1999. In connection with this offer, options to purchase 410,977 shares of common stock with a weighted-average price of $11.72 were exchanged for 328,781 new options.

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Information relative to stock option activity under all plans is as follows:

                                                     Outstanding Options
                                               --------------------------------
                                                          Weighted-
                                                           Average   Aggregate
                                    Available   Number    Exercise   Exercise
                                    for Grant  of Shares    Price      Price
                                    ---------  ---------  --------- -----------
Balance at December 31, 1995.......  876,500     806,770   $ 4.76   $ 3,844,095
  Granted.......................... (463,500)    463,500    13.85     6,421,700
  Canceled.........................   38,376     (72,996)    9.93      (724,720)
  Exercised........................      --     (166,045)    1.43      (237,553)
                                    --------   ---------            -----------
Balance at December 31, 1996.......  451,376   1,031,229     9.02     9,303,522
  Authorized.......................  300,000         --       --            --
  Granted.......................... (515,342)    515,342     7.86     4,049,417
  Canceled.........................   56,116     (59,411)   12.45      (739,954)
  Exercised........................      --     (123,555)    2.13      (263,559)
                                    --------   ---------            -----------
Balance at December 31, 1997.......  292,150   1,363,605     9.06    12,349,426
  Authorized.......................  590,000         --       --            --
  Granted, including 328,781
   repriced options................ (892,131)    949,731     6.14     5,859,373
  Canceled.........................  601,164    (679,204)   11.36    (7,712,820)
  Exercised........................      --     (152,556)    2.72      (415,491)
                                    --------   ---------            -----------
Balance at December 31, 1998.......  591,183   1,481,576   $ 6.80   $10,080,488
                                    ========   =========            ===========

  Options generally vest over a period of four years, up to a maximum of 5.5 years. Certain options granted in 1995 and 1997 have accelerated vesting positions. At December 31, 1998 and 1997, approximately 284,926 and 514,656, respectively, of the outstanding options were exercisable.

  The following table summarizes information about options outstanding at December 31, 1998:

                Options Outstanding                       Options Exercisable
------------------------------------------------------   -----------------------
                                 Weighted
                    Number        Average     Weighted     Number      Weighted
                  Outstanding    Remaining    Average    Exercisable   Average
   Range of           at        Contractual   Exercise       at        Exercise
Exercise Prices    12/31/98        Life        Price      12/31/98      Price
---------------   -----------   -----------   --------   -----------   --------
$1.875 -  5.438      492,089       8.19        $ 4.77      107,070      $ 3.82
 5.75  -  6.25       374,981       8.49          5.97        3,411        5.96
 7.125 -  8.75       440,169       7.05          7.74      131,645        8.25
 9.125 - 15.50       174,337       8.78         11.97       42,800       13.01
                   ---------                               -------
$1.875 - 15.50     1,481,576       8.00        $ 6.80      284,926      $ 7.27
                   =========                               =======

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for stock options granted in 1998, 1997 and 1996 with exercise prices equal to the fair value of the Company's common stock on the date of grant. Had compensation cost for the Company's stock option plans and employee stock purchase plan described below been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996 consistent with the provisions of FAS No. 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                     1998      1997      1996
   Net loss applicable to common stockholders--as
    reported
    (in thousands)...............................  $(27,414) $(19,396) $(12,879)
   Net loss applicable to common stockholders--
    pro forma
    (in thousands)...............................  $(28,947) $(21,414) $(14,227)
   Basic and diluted net loss per share--as
    reported.....................................  $  (2.16) $  (1.55) $  (1.04)
   Basic and diluted net loss per share--pro
    forma........................................  $  (2.28) $  (1.71) $  (1.15)

  Due to FAS No. 123 being applicable only to options granted subsequent to December 31, 1994, its pro forma effect was not fully reflected until 1998.

  The weighted average fair value of each option granted in 1998, 1997 and 1996 is $2.87, $6.31 and $8.27 respectively, estimated using the Black-Scholes Multiple option-pricing model with the following weighted-average assumptions:

                                                            1998   1997   1996
   Expected volatility..................................... .8669  .8068  .5318
   Risk-free interest rate.................................  5.02%  6.06%  6.04%
   Weighted-average expected life..........................  4.60   4.53   4.46
   Dividend yield..........................................   --     --     --

 Deferred and Other Compensation

  For certain options granted prior to December 31, 1995, the Company recognized as deferred compensation the excess of the deemed value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. Deferred compensation of $597,000 recorded in 1995 is being amortized ratably over the vesting period of such options. In connection with the modification of certain employee stock arrangements and the forgiveness of employee notes receivable, the Company recorded compensation expense of $539,000 in 1998.

 Stock Purchase Plan

  In June 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 200,000 shares for issuance. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair market value of the Company's common stock at the beginning or end of the applicable offering period. Employees purchased 30,718 and 25,289 shares in 1998 and 1997, respectively.

  Under the Company's predecessor plan (the "1987 Purchase Plan"), the Company sold 217,193, 105,533, and 346,302 shares of common stock at $1.875, $0.375, and $0.625 per share, respectively, to employees in exchange for notes that bear interest at 3.7% to 7.4% and are payable at various dates in 1999, 2000 and 2001.

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

The Company has the option to repurchase unvested shares, upon termination of employment, at the original issuance price per share. Shares vest over a period of four years. At December 31, 1998, there were no shares of common stock subject to repurchase.

 Common Stock Reserved for Issuance

  The Company has reserved shares of common stock for the following at December 31, 1998:

   Exercises under the 1987 Stock Option Plan........................   242,558
   Purchases under the 1995 Employee Stock Purchase Plan.............   128,080
   Exercises under the 1995 Stock Option Plan........................ 1,283,720
   Exercises under the 1995 Directors Option Plan....................   150,000
   Exercises under the 1997 Stock Option Plan........................   396,461
   Conversion of Redeemable Convertible Series B preferred stock..... 2,650,000
   Conversion of undesignated preferred stock........................ 2,000,000
                                                                      ---------
                                                                      6,850,819
                                                                      =========

 Stockholder Rights Plan

  On August 18, 1997, the Company's board of directors adopted a Stockholders' Rights Plan (the "Rights Plan"). In conjunction with the Rights Plan, the board of directors declared a dividend of one right ("Right") to purchase one one-hundredth of a share of preferred stock on each share of common stock. Under the terms of the Rights Plan, the Rights become exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender offer that would result in ownership by a person or group of 20% or more of the Company's common stock, subject to certain exceptions. Each Right has an exercise price of $60.00 and, in certain circumstances, may become exercisable or exchangeable for consideration. Each Right, following the time the Rights become exercisable, may be redeemed for $0.01 at the option of the board of directors.

7. Income Taxes

  Due to the Company's loss position, there was no provision for income taxes for the years ended December 31, 1998, 1997 and 1996.

  A reconciliation of the income tax provision at the U.S. federal statutory rate (34%) to the provision for income tax at the effective tax rate is as follows:

                                                    Years Ended December
                                                             31,
                                                   -------------------------
                                                    1998     1997     1996
                                                       (In Thousands)
   Income tax benefit computed at the federal
    statutory rate................................ $(8,173) $(6,595) $(4,379)
   Operating losses not utilized..................   8,173    6,595    4,379
                                                   -------  -------  -------
                                                   $   --   $   --   $   --
                                                   =======  =======  =======

  As of December 31, 1998, the Company has federal, state and French net operating loss carryforwards of approximately $66.3 million, $16.9 million and $3.7 million, respectively, that will expire in fiscal years 1999 through 2018, if not utilized. The Company also has federal and state research and experimentation credit carryforwards of approximately $1.3 million and $1.0 million, respectively, that will expire in fiscal years 2002 through 2018, if not utilized.

                                KERAVISION, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Utilization of the net operating loss and credit carryforwards may be subject to an annual limitation due to ownership change limitations provided by the Internal Revenue Code and similar state tax provisions.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                               December 31,
                                                             ------------------
                                                               1998      1997
                                                              (In Thousands)
   Deferred tax assets:
   Net operating loss carryforwards........................  $ 25,109  $ 15,186
   Capitalized research costs..............................     7,556     8,772
   Research credit carryforwards...........................     1,901     1,535
   Other...................................................       368       506
                                                             --------  --------
   Total deferred tax assets...............................    34,934    25,999
   Valuation allowance.....................................   (34,934)  (25,999)
                                                             --------  --------
   Net deferred tax assets.................................  $    --   $    --
                                                             ========  ========

  The deferred tax asset valuation allowance increased $8,935,000, $8,048,000 and $5,108,000 in 1998, 1997 and 1996, respectively.

8. Recent Acquisitions (unaudited)

  On May 28, 1999, pursuant to an Agreement and Plan of Reorganization dated as of December 22, 1998 (the "Merger Agreement"), by and among the Company and Transcend Therapeutics, Inc., ("Transcend"), the Company acquired all of the capital stock of Transcend (the "Merger"). Transcend's only material asset is a net cash balance of $8.5 million.

  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of Transcend common stock was converted into the right to receive 0.16486 shares of KeraVision common stock (the "Merger Shares"). Transcend stockholders received approximately 978,498 shares of KeraVision common stock. Transcend has terminated its activities as a drug development company and now is a wholly owned subsidiary of the Company. No Transcend employees were retained. The Merger Shares are registered under the Securities Act of 1933 on a registration statement on Form S-4.

9. Subsequent Events

  In March 1999, KeraVision entered into a senior term loan agreement providing for borrowings of $5,000,000, which were advanced on March 25, 1999. Borrowings under the loan are secured by substantially all of KeraVision's assets except for intellectual property. In connection with the loan, KeraVision granted to the lender warrants to purchase 55,492 shares of the common stock at an exercise price of $10.8125, the closing price as of March 5, 1999, the date of the loan commitment. The respective warrants are exercisable for 7 years from the date of issuance. The Company will record the fair value of the warrants as additional interest expense to be amortized over the term of the related debt. The value of the immediately exercisable warrants will be determined using a Black Scholes valuation model, based on the contractual term of the warrants.

                                KERAVISION, INC.
                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                        June 30,  December 31,
                                                          1999        1998
                                                                    (Note 1)
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $  8,164    $ 1,449
  Available-for-sale investments.......................      166      6,279
  Accounts receivable, net.............................    1,144        365
  Inventory............................................    1,140        427
  Prepaid expenses and other current assets............      487        716
                                                        --------    -------
Total current assets...................................   11,101      9,236
Property and equipment, at cost:
  Manufacturing and laboratory equipment...............    4,448      3,709
  Office furniture and fixtures........................      607        597
  Leasehold improvements...............................      696        636
                                                        --------    -------
                                                           5,751      4,942
Accumulated depreciation and amortization..............   (3,408)    (3,102)
                                                        --------    -------
  Net property and equipment...........................    2,343      1,840
Other assets...........................................      100        108
                                                        --------    -------
Total assets........................................... $ 13,544    $11,184
                                                        ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY (NET CAPITAL DEFICIENCY)
Current liabilities:
  Accounts payable..................................... $  2,785    $ 1,742
  Accrued payroll and related expenses.................      773        581
  Accrued clinical trial costs.........................    1,176      1,282
  Other accrued liabilities............................      899        204
  Current portion of capital lease obligations.........      540        512
  Short-term debt......................................    4,424        --
                                                        --------    -------
Total current liabilities..............................   10,597      4,321
Capital lease obligations..............................      666        821
Redeemable convertible series B preferred stock........   18,265     17,489
Commitments and contingencies
Stockholders' equity:
  Common stock.........................................       14         13
  Additional paid-in capital...........................   89,257     80,162
  Deferred compensation................................      --         (30)
  Accumulated other comprehensive income...............      107        109
  Accumulated deficit.................................. (103,789)   (90,092)
  Notes receivable from stockholders...................   (1,573)    (1,609)
                                                        --------    -------
Total stockholders' equity (net capital deficiency)....  (15,984)   (11,447)
                                                        --------    -------
Total liabilities and total stockholders' equity (net
 capital deficiency)................................... $ 13,544    $11,184
                                                        ========    =======

      See accompanying notes to unaudited condensed consolidated financial statements.

                                KERAVISION, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands except per share data)

                                                    Six Months Ended June 30,
                                                    --------------------------
                                                        1999          1998
Net sales.........................................  $      4,381  $        264
Costs and expenses:
 Cost of sales and manufacturing expenses.........         4,615         1,949
 Research and development.........................         4,201         6,016
 Selling, general and administrative..............         8,171         3,652
                                                    ------------  ------------
Total costs and expenses..........................        16,987        11,617
                                                    ------------  ------------
Operating loss....................................       (12,606)      (11,353)
Interest income and other, net....................            (5)          241
Interest expense..................................          (310)          (62)
                                                    ------------  ------------
Net loss..........................................       (12,921)      (11,174)
Dividends on redeemable convertible Series B
 preferred stock..................................          (776)       (2,611)
                                                    ------------  ------------
Net loss applicable to common stockholders........  $    (13,697) $    (13,785)
                                                    ============  ============
Basic and diluted net loss per share applicable to
 common stockholders..............................  $      (1.05) $      (1.09)
                                                    ============  ============
Shares used in calculation of basic and diluted
 net loss per share...............................        13,088        12,655


      See accompanying notes to unaudited condensed consolidated financial statements.

                                KERAVISION, INC.
            UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                Increase (decrease) in cash and cash equivalents
                                 (in thousands)

                                                            Six Months Ended
                                                            ------------------
                                                            June 30,  June 30,
                                                              1999      1998
                                                            --------  --------
Cash flows from operating activities:
 Net loss.................................................. $(12,921) $(11,174)
 Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation.............................................      306       345
  Amortization of debt discount............................       85       --
  Issuance of stockholders' notes..........................      --       (251)
  Payment on stockholders' notes...........................       36       --
  Forgiveness of stockholders' notes.......................      --         45
  Amortization of deferred compensation....................       30        74
  Changes in operating assets and liabilities:
    Accounts receivable....................................     (779)      (10)
    Inventory..............................................     (713)       (2)
    Prepaid expenses and other current assets..............      229       364
    Accounts payable.......................................    1,043     1,544
    Other accrued liabilities..............................      779      (104)
                                                            --------  --------
   Net cash used in operating activities...................  (11,905)   (9,169)
                                                            --------  --------
Cash flows from investing activities:
 Purchases of available-for-sale investments...............     (297)  (17,226)
 Sales of available-for-sale investments...................    6,410    12,572
 Maturities of available-for-sale investments..............      --      2,201
 Capital expenditures......................................     (809)     (597)
 Other assets..............................................        8       --
                                                            --------  --------
   Net cash provided by (used in) investing activities.....    5,312    (3,050)
                                                            --------  --------
Cash flows from financing activities:
 Principal payments under capital lease obligations........     (259)     (221)
 Proceeds from sales-leaseback of capital equipment........      132       180
 Proceeds from issuance of short-term debt and warrants....    5,000       --
 Proceeds from issuance of equity securities, net of
  repurchases..............................................    8,435       268
 Proceeds from issuance of redeemable convertible Series B
  shares...................................................      --     18,000
 Fees incurred to obtain additional financing..............      --     (1,320)
                                                            --------  --------
   Net cash provided by financing activities...............   13,308    16,907
                                                            --------  --------
Net increase in cash and cash equivalents..................    6,715     4,688
Cash and cash equivalents at the beginning of the period...    1,449     2,574
                                                            --------  --------
Cash and cash equivalents at the end of the period......... $  8,164  $  7,262
                                                            ========  ========
Supplemental disclosure of non-cash financing activities:
Accrued dividends to preferred stock....................... $    708  $  2,597
                                                            ========  ========
Accretion related to preferred stock....................... $     68  $     14
                                                            ========  ========

      See accompanying notes to unaudited condensed consolidated financial statements.

                                KERAVISION, INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1999

1. Basis of Presentation

  The accompanying unaudited condensed financial statements of KeraVision, Inc. (the "Company" or "KeraVision"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 10 of Regulation S-X. The balance sheet as of June 30, 1999, the statements of operations and cash flows for the six-month periods ended June 30, 1999 and 1998 are unaudited but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information normally included in financial statements and related footnotes prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying financial statements should be read in conjunction with the Company's annual financial statements and notes thereto included separately herein. The accompanying condensed consolidated balance sheet at December 31, 1998 is derived from audited financial statements at that date.

  Results for the six-months ended June 30, 1999 and 1998 are not necessarily indicative of results for any other interim period or for any year.

2. Management's Plans and Financing

  The Company's financial statements are prepared and presented on a basis assuming it continues as a going concern. At June 30, 1999, the Company had an accumulated deficit of $103.8 million and incurred a net loss of $12.9 million for the six months then ended.

  In March 1999, the Company entered into a senior term loan agreement providing for borrowings of $5,000,000, which was advanced on March 25, 1999. In May 1999, the Company completed an acquisition of Transcend Therapeutics, Inc. and its net cash balance of $8.5 million. Transcend has terminated its activities as a drug development company and now is a wholly owned subsidiary of the Company. No Transcend employees were retained. Transcend stockholders received 978,498 shares of the Company's common stock. This transaction was accounted for as an acquisition of assets.

  Management's planned expenditures for 1999 exceed current cash, cash equivalents and available-for-sale investments and the funds received from the Transcend acquisition and the senior term loan. The Company will need to obtain additional funds to continue its research and development activities, fund operating expenses, initiate sales and marketing activities in the U.S. for its approved products and pursue regulatory approvals for its products under development. Management believes that sufficient funds will be available from sales of the Company's products and from financing from additional investors to support planned operations through December 1999. The Company intends to raise additional funds through the sale of its equity securities and/or debt financings. The Company may also enter into collaborative arrangements with corporate partners that could provide the Company with additional funding in the form of equity, debt or license fees in exchange for the Company's rights with respect to certain markets or technology. There can be no assurance that the Company will be able to raise any additional funds or enter into any such collaborative arrangements on terms favorable to the Company, or at all. If the Company is unable to obtain the necessary additional capital, significant reductions in spending and the delay or cancellation of planned activities or more substantial restructuring options may be necessary. In such event, the Company intends to implement expense reduction plans in a timely manner to enable the Company to meet its operating cash requirements through December 31, 1999. These actions would have material adverse effects on the Company's business, results of operations and prospects.

                                KERAVISION, INC.
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

3. Net Loss Per Common Share

  Net loss per common share is computed based on the weighted average number of common shares outstanding and excludes common stock equivalents as their effect would be antidilutive. For the period ended June 30, 1999 dividends and accretion related to the redeemable preferred stock are added to the net loss to arrive at net loss applicable to common stockholders. Options and warrants to purchase 1,579,778 and 55,492 shares of common stock were outstanding at June 30, 1999 but were not included in the computation of diluted net income per share as the Company incurred a net loss in the periods presented and the effect of the securities would have been anti-dilutive.

4. Inventory

  Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method. The Company's inventory was composed of the following (in thousands):

                                                           June 30, December 31,
                                                             1999       1998
                                                           -------- ------------
     Raw materials........................................  $  614      $182
     Finished goods.......................................     526       245
                                                            ------      ----
       Total..............................................  $1,140      $427
                                                            ======      ====

5. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that all of the assumptions used in the preparation of these unaudited condensed consolidated financial statements are reasonable and have a reasonable basis. Actual results could differ from these estimates.

6. Issuance of Debt

  In March 1999, the Company entered into a senior term loan agreement providing for borrowings of $5,000,000, which were advanced on March 25, 1999. The loan bears interest at 12.6% per year until the Company repays the loan on September 30, 2001. Borrowings under the loan are secured by substantially all of the company's assets except for intellectual property. In conjunction with the loan, the Company granted to the lender warrants to purchase 55,492 shares of the common stock at an exercise price of $10.8125, the closing price as of March 5, 1999, the date of the loan commitment. The respective warrants are exercisable for 7 years from the date of issuance. The Company recorded the fair value of the warrants as additional interest expense to be amortized over the term of the related debt. The value of the immediately exercisable warrants was determined using a Black Scholes valuation model, based on the contractual term of the warrants.

                                KERAVISION, INC.
  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


7. Comprehensive Income (Loss)

  The components of comprehensive income (loss) are as follows (in thousands):

                                                           Six Months Ended
                                                               June 30,
                                                           ------------------
                                                             1999      1998
                                                           --------  --------
     Net loss............................................. $(12,921) $(11,174)
     Change in unrealized gain on available-for-sale
      investments.........................................      --        (35)
     Foreign currency translation adjustment..............      --        (10)
                                                           --------  --------
       Total comprehensive income (loss).................. $(12,921) $(11,219)
                                                           ========  ========

  Accumulated other comprehensive income presented in the accompanying consolidated condensed balance sheets consists of the accumulated net unrealized gain on available-for-sale investments.

8. Recent Acquisitions

  On May 28, 1999, pursuant to an Agreement and Plan of Reorganization dated as of December 22, 1998 (the "Merger Agreement"), by and among and Transcend Therapeutics, Inc. ("Transcend"), the Company acquired all of the capital stock of Transcend (the "Merger"). This transaction was accounted for as an acquisition of assets. Transcend's only material asset is a net cash balance of $8.5 million.

  Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each outstanding share of Transcend common stock was converted into the right to receive 0.16486 shares of KeraVision common stock (the "Merger Shares"). Transcend stockholders received approximately 978,498 shares of KeraVision common stock. Transcend has terminated its activities as a drug development company and now is a wholly owned subsidiary of the Company. No Transcend employees were retained. The Merger Shares are registered under the Securities Act of 1933 on a registration statement on Form S-4.

  [Magnified 3-dimensional view of cornea showing the Intacs in place in the eye]

  Intacs are placed in the periphery of the cornea at two-thirds depth.

  [Picture of our Intacs(TM) corneal ring segments for our hyperopia product held on a fingertip]

  Intacs for potentially treating hyperopia are currently undergoing feasibility studies outside the United States.

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      , 1999

                             [LOGO OF KERAVISION]

                       4,000,000 Shares of Common Stock

                            ----------------------
                                  PROSPECTUS
                            ----------------------

                         Donaldson, Lufkin & Jenrette

                             Dain Rauscher Wessels
                        a division of Dain Rauscher Incorporated

                    Prudential Vector Healthcare Group

                             a unit of Prudential Securities

                                   SG Cowen

                                 ------------

                                DLJdirect, Inc.

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We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of KeraVision have not changed since the date hereof.

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                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

   SEC Registration Fee............................................... $ 29,293
   NASD Filing Fee....................................................   12,460
   Nasdaq National Market Listing Fee.................................   17,500
   Transfer Agent Fees................................................    3,750
   Accounting Fees and Expenses.......................................  150,000
   Legal Fees and Expenses............................................  235,000
   Printing and Mailing Expenses......................................  150,000
   Miscellaneous......................................................   51,997
                                                                       --------
     Total............................................................ $650,000
                                                                       ========

Item 15. Indemnification of Directors and Officers

  Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

  Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

  Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising our of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  The Registrant's Amended and Restated Certificate of Incorporation limits the liability of directors for monetary damages arising from breach of their fiduciary duty to the maximum extent permitted by the Delaware General Corporate Law ("the Law") and provides for the indemnification of directors, officers and employees of the Registrant to the fullest extent permitted by the Law.

  The Registrant's Amended and Restated Bylaws also provide that Registrant shall indemnify its directors and officers to the fullest extent permitted by the Law, including circumstances in which indemnification is otherwise discretionary under the Law.

  The Registrant has entered into indemnification agreements with its directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Law. The indemnification agreements may require the Registrant to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

  The Registrant believes that the limitation provision in its Amended and Restated Certificate of Incorporation and the indemnification provisions in its Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and indemnification agreements will facilitate the Registrant's ability to continue to attract and retain qualified individuals to serve as directors of the Registrant. It is the opinion of the Securities and Exchange Commission that indemnification provisions such as those contained in the Certificate, the Bylaws and these agreements have no effect on a directors' or officers' ability under the federal securities laws. The Registrant has also obtained directors' and officers' liability insurance covering, subject to exceptions, actions taken by the Registrant's directors and officers in their capacities as such.

Item 16. Exhibits and Financial Statement Schedules

 (a) Exhibits

  The following exhibits are filed herewith or incorporated herein by reference.

 Exhibit
 Number                                Description
  **1.1  Underwriting Agreement

    4.1 Preferred Shares Rights Agreement, dated as of August 18, 1997, between Registrant and Bank Boston, N.A. (Filed as Exhibit 4.1 to
         Registrant's registration statement on Form 8-A, filed with the SEC on August 25, 1997 and incorporated by reference herein)

  **5.1 Opinion of Latham & Watkins as to the legality of the securities being registered

 **23.1  Consent of Ernst & Young LLP, independent auditors

 **23.2  Consent of Latham & Watkins (included in Exhibit 5.1)

 **23.3  Consent of Ernst & Young LLP, independent auditors

 **24.1  Power of Attorney

 **27.1  Financial Data Schedule

---------------------
**previously filed

Item 17. Undertakings

  A. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on August 12, 1999.

                                          KeraVision, Inc.

                                                    /s/ Thomas M. Loarie
                                          By: _________________________________
                                                      Thomas M. Loarie
                                                  Chairman, President and
                                                  Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Thomas M. Loarie          President, Chief Executive   August 12, 1999
______________________________________  Officer and Chairman of
           Thomas M. Loarie             the board of directors
                                        (Principal Executive
                                        Officer)

       /s/ Mark Fischer-Colbrie        Vice President Finance and   August 12, 1999
______________________________________  Administration and Chief
         Mark Fischer-Colbrie           Financial Officer
                                        (Principal Financial
                                        Officer and Principal
                                        Accounting Officer)

                  *                    Director                     August 12, 1999
______________________________________
           Charles Crocker

                  *                    Director                     August 12, 1999
______________________________________
         Lawrence A. Lehmkuhl

                                       Director
______________________________________
         Kshitij Mohan, Ph.D.

                  *                    Director                    August 12 , 1999
______________________________________
           Arthur M. Pappas

                                       Director
______________________________________
             Peter Wilson

   *By:               /s/ Mark Fischer-Colbrie
                   -------------------------------
                   Mark Fischer-Colbrie, Attorney-
                               in-Fact